UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FULL HOUSE RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2024

Dear Fellow Shareholders:

Time flies.

Our current management team joined this company approximately nine years ago. We think about this company every day and try hard to make more good decisions than bad ones. Over time, we’ve built a very good company, with further prospects for improvement ahead.

Ten years ago, before the new management team arrived, Full House had four properties. Total Adjusted EBITDA in 2014 was $10.5 million. It was in technical default on its bank agreement. A hotel tower being built at the Silver Slipper in Mississippi was stalled, over budget, and behind schedule. The stock was under $1 per share.

Today, we have seven casinos. Total Adjusted EBITDA in 2023 was $48.6 million, with our two newest casinos continuing to ramp up. We are in comfortable compliance with all our debt covenants.

The stock price ended 2023 at approximately $5 per share, a five-fold increase from where it was 10 years ago. It actually peaked about two years ago at over $12 per share, at a time when many gaming stocks enjoyed a nice surge. Given what we have in the pipeline, we believe the decrease in our stock price from that high was unwarranted. Even so, our stock has generally outperformed other gaming stocks over a 5- and 10-year time frame. We believe that will continue to be the case, as our recent and prospective expansions mature.

2023

We opened two new casinos in 2023, a major feat for a small company. In February, we opened American Place, midway between Chicago and Milwaukee. Despite being housed in a temporary structure, American Place has quickly become one of Illinois’s higher-grossing casinos. We built and opened it only 14 months after being chosen by the Illinois Gaming Board to develop the only casino in this demographically rich area.

Then, on December 27, we opened the Chamonix Casino Hotel in Cripple Creek, Colorado. Cripple Creek is less than one hour from Colorado Springs and approximately two hours from Denver. We believe Chamonix offers the most luxurious gaming experience in the Rocky Mountain Front Range.

Construction of Chamonix affected operations at our neighboring Bronco Billy’s casino, which we acquired in 2016. The Silver Slipper in Mississippi had the third-best year in its 17-year history. Rising Star did well despite competition from a new competitor in Northern Kentucky. Finally, our two small casinos in Northern Nevada declined somewhat due to the late return of seasonal residents near our Lake Tahoe casino.

Chamonix

Colorado legalized casino gaming in 1990 to support two historic gold mining locales that were quickly becoming ghost towns. One of those areas, the twin towns of Black Hawk and Central City, is about an hour west of Denver. The other is Cripple Creek, which is just under an hour west of Colorado Springs. The Denver MSA has approximately 4 million people, while the Colorado Springs/Pueblo/Cañon City MSA has approximately 1 million people. Together, they form the Colorado Front Range, which is one of the faster-growing areas of the country.

At first, Colorado gaming was limited to $5 maximum bets, with further limits on the games that could be offered and the hours of operation. Over time, these limitations were loosened, with the limits on the size of bets being eliminated in 2021.

We acquired the small Bronco Billy’s casino in Cripple Creek in 2016. It had a good location at the center of town, with large surface parking lots behind and adjoining it. Over several years, we acquired additional land and sought the City’s approval to close two public streets, making a significant, contiguous site for development. We then carefully designed the Chamonix Casino Hotel, being cognizant of the historic nature of our location and blending new buildings with historic buildings that we are required to maintain.

Chamonix has a modern, luxurious, single-level casino that connects to the historic adjoining Bronco Billy’s casino.

A set of escalators connects the casino to our spacious meeting facilities, including a large ballroom that can seat approximately 350 people for dinner or 530 people for an entertainment event. On that same level is our full-service spa and salon. The spa offers steam rooms, saunas, and an outdoor pool and terrace overlooking Bennett Avenue, the Arkansas River valley and the Sangre de Cristo mountains. The spa connects to the second floor of an adjoining historic saloon building, which accommodates the property’s seven massage treatment rooms.

At the front of the property is 980 Prime, Chamonix’s high-end restaurant. Overseen by famed Las Vegas chef Barry Dakake, 980 Prime aims to be one of the leading culinary experiences in the entire Rocky Mountain region.

Above all this, Chamonix features 300 guestrooms and suites, most of which have stunning views of the mountains and the historic town. We believe they are amongst the finest guestrooms and suites in Colorado and perhaps the finest offered by any regional casino. We also invested in two passenger elevator banks, plus two service elevators, so that guests do not have to share elevators with bellmen and room service carts and no guestroom is more than a few steps from the casino.

To replace the surface parking lots now occupied by Chamonix, we added a convenient parking garage with elevators that lead directly to the casino floor. We continue to have substantial surface parking, as well as complimentary valet parking.

All of this was rather complicated to build after a pandemic and in a small town at 10,000 feet above sea level, on the back side of Pikes Peak… at a time when the unemployment rate in El Paso County (i.e., Colorado Springs) has been at historically low levels. We worked through supply-chain issues and worked hard to find a stable, capable construction workforce. The good news is that we found good artisans and trade personnel. The bad news is that we didn’t have large numbers of them. So we opted to open in stages, which allowed us to focus the tradespeople on the casino and meeting room space, then the hotel. We opened on December 27 with the entire casino, a temporary restaurant, and 120 of our 300 guestrooms.

We now have all 300 guestrooms available and plan to open 980 Prime shortly. At that point, we will focus on completing the spa, the jewelry store, and a unique bar we have in the casino. Later this summer, we plan to finish the project with our Italian restaurant, the lights and curbing of our parking lots, and completion of our employee dining room and other back-of-house spaces.

Chamonix’s hotel is already full or nearly full on most weekends. We are now focused on improving midweek occupancy, as well as our day-trip business. Construction is still ongoing; midweek, we may have a couple of hundred people in hard hats working on the property. It also takes time to introduce a new venue to the 5 million people in the Front Range. Most live one to two hours away from us. Many may have visited Cripple Creek in the past, when it had small, lowbrow casinos.

We have a large database, thanks to the 32-year history of Bronco Billy’s. Even with that database, it will take some time for people to realize that our claims of being the best casino in the Rocky Mountain region are backed by a truly superior property and an eager, friendly staff.

We believe that as Chamonix matures, it will become a strong asset for our company for many years. The gaming tax rates of Colorado are lower than most regional, non-tribal gaming destinations, an offset to the fact that casinos are only allowed in these remote mountain communities. There are plans for some of the other existing casinos to renovate their properties and perhaps add guestrooms. We hope that happens, as we believe it would be a positive for both Cripple Creek and Chamonix. Chamonix, however, is likely to be the leader in size, location, and quality for many years to come.

American Place

American Place is quite different. Chamonix has relatively few people living within a half-hour drive, then over 1 million people living within a two-hour drive. American Place has approximately 1 million people living within a 30-minute drive, but well-established competing casinos that are 45 minutes to an hour away. Customers at Chamonix want the hotel, spa, and other amenities, making it worth the modest drive. Chamonix offers a mini version of the Las Vegas Strip experience, with views of the Rocky Mountains, amidst a genuinely historic town…a Rocky Mountain equivalent to Virginia’s Colonial Williamsburg.

The American Place location is more akin to a locals’ casino in Las Vegas, such as Red Rock Casino, Green Valley Ranch, or the new Durango Casino. It offers a convenient place to gamble to a large number of people. It does not draw very many people from downtown Chicago or downtown Milwaukee; they have their own casinos that are reasonable in quality and more convenient. Our customers are primarily the 709,000 people who live in Lake County and the 300,000 people who live just past the county lines.

A limited number of casinos were approved in Illinois many years ago, with the first ones opening in 1991. In 2019, the state legislature approved several new locations for casinos, one of which was the Lake Michigan port city of Waukegan. We were then chosen for this opportunity in December 2021, pursuant to a competitive process outlined in the law, involving the City of Waukegan and the Illinois Gaming Board (IGB).

The legislation permitted construction of a temporary casino, creating jobs and tax revenues sooner as well as generating profits that can help fund the permanent structure. Soon after being chosen, we bought 10 acres of land that improved the size of and access to the City-owned casino site, then negotiated a long-term lease with a purchase option for the main parcel. We moved quickly to build storm sewers, bring in utilities, install fencing, and build surface parking lots and roadways that would be used for both the temporary and permanent casinos. We chose to put our temporary casino in a “sprung structure” at one end of the site, leaving the other end for construction of the permanent casino. The sprung structure itself was quickly erected, but then we had to build bathrooms, a cage, surveillance offices and other structures within the sprung structure, as well as installing heating, air conditioning, sprinkler systems, lighting, emergency power, surveillance cameras, and a foundation and raised floor, allowing for the substantial cabling needed for its 937 slot machines.

We leased two kitchens, designed to be temporary and mobile, which arrived in large shipping containers. We also leased office space, similar to that commonly used for large construction projects. To provide coffee and quick bites on the casino floor, we bought two classic Airstream trailers that were converted to food truck-style outlets and placed them on the casino floor. For our high-end restaurant, which opened recently, we contracted with a diner company to build a modular restaurant with the finishes of a steakhouse. The diner and Airstream trailers can be repurposed after the life of the temporary casino.

We then assembled and trained a staff of several hundred employees. We satisfied the IGB’s standards as to our capabilities, integrity, and internal control procedures, plus paid the $50 million up-front licensing fee, allowing us to open on February 17, 2023.

Finally, we had to tell the community that we exist and that the inside of the sprung structure is much more exciting than the outside. Our Players’ Club, for example, started with zero names. Today, we have more than 65,000 people enrolled, many of whom are active customers.

Business has built gradually since we opened. The temporary casino earned $18.4 million of Adjusted Property EBITDA in its 10-1/2 months of operation in 2023, making it our largest profit producer during the year. We just lapped the opening date, but it seems apparent that revenues in March and the months ahead will be substantially above the revenues of the prior-year period. Much of that increment should fall to the bottom line.

There is no firm deadline for us to open the permanent casino, although the IGB certainly expects us and the other casino operators to proceed diligently to fulfill the commitments we made. However, the legislation allows the temporary casino to operate for only two years, with an additional year upon approval by the IGB to help facilitate construction. We sought and received an additional year in June 2023.

We subsequently sought and received even more time to operate our temporary casino. One of the unsuccessful bidders for the Waukegan license filed a lawsuit asking the State to reverse the IGB’s licensing decision. To allow that lawsuit time to work its way through the Illinois Supreme Court, the state legislature, governor, and IGB approved a specific change in the law that now allows us to operate our temporary casino until August 2027. To open the permanent casino before that date, we will need to begin construction in earnest approximately two years in advance. As construction funding tends to start slowly, we believe the initial year of construction can probably be funded from internally generated cash flow. As a result, we likely have a window extending into 2026 in which to fund the permanent American Place.

We believe that our internally generated cash flows between now and August 2027 can potentially fund up to half of the estimated $325 million cost to build the permanent casino. Much of the $175 million investment we’ve made to date, including the up-front license fee of $50 million, approximately $16 million of slot machines, the surface parking lots, and tens of millions to hire and train employees and to build market recognition for American Place, will also benefit the permanent casino. Our Airstream trailers, which have proven popular on our casino floor, might even find a place in the new facility.

Legacy Casinos

Our legacy casinos are the Silver Slipper in Mississippi, whose customers largely come from the north shore of Lake Pontchartrain; Rising Star, near Cincinnati; the Grand Lodge Casino at the Hyatt Lake Tahoe, on the north shore of Lake Tahoe; and Stockman’s Casino in Fallon, Nevada, home of the Navy’s “Top Gun” school. As they mature, we expect each of our new properties in Illinois and Colorado to earn more than the legacy properties, even taken as a group.

The Silver Slipper has long led this group in terms of income contribution. It achieved the third-best earnings in its 17-year history, exceeded only by stimulus-funding-assisted results in recent years.

Rising Star performed well, despite the opening of a major new competitor in September 2022 in Northern Kentucky.

Our results in Northern Nevada declined somewhat due to the late return of seasonal residents near our Lake Tahoe casino.

Online Sports Betting

In recent years, three of our markets have legalized online sports wagering, requiring it to be affiliated with a physical casino. We are permitted to operate three “skins” (akin to websites) in each of Indiana and Colorado and one in Illinois. We chose to do so by entering into arrangements with companies with more expertise in that business, whereby we receive a percentage of revenues subject to a minimum annual fee. Each affiliated company also paid an up-front “market access” fee, which we capitalized and amortize over the expected life of the agreement.

We originally had agreements with Churchill Downs, Wynn, and a private firm called Smarkets, which operates betting websites in Europe. Each of those companies contracted with us to operate in Indiana and Colorado.

In recent years, several states have legalized online sports betting. It has come to be dominated by a few large operators and some niche players. Some of the large operators have spent huge sums building market share, while the niche operators can still be profitable operating with a narrower focus. As a result of the evolution of the business, Churchill Downs and Wynn exited the mobile sports-betting business. Meanwhile, we entered into new agreements with Novig to operate in Colorado and with Circa for the Illinois market. Circa operates a very successful sports book operation at its casino in downtown Las Vegas and is expanding its national online presence, using the same sort of marketing to the sports aficionado that makes its Las Vegas casino successful.

Of those three states — Indiana, Colorado, and Illinois — Illinois has by far the largest population and the fewest sports gaming licenses. The new agreement with Circa substantially replaces, as part of our earnings, the agreements abandoned by Churchill and Wynn. Meanwhile, we continue to look for other players that might want to enter the Indiana and Colorado markets.

Liquidity

We funded the anticipated cost of Chamonix before beginning substantial construction through the issuance of high-yield bonds in 2021. We issued add-on bonds to that same issue in 2022 to fund the temporary casino in Illinois. Such bond issue totals $450 million dollars, with a fixed interest rate of 8.25%. They are currently callable, mature in 2028, and constitute most of our debt.

We also have a $40 million bank credit facility, of which $27 million is drawn, as well as a capitalized lease on a hotel tower at Rising Star currently amounting to approximately $2 million.

We lease the Grand Lodge casino within the Hyatt Lake Tahoe. This lease has always been a short-term lease, but it has been extended several times. It currently expires on December 31, 2024.

We also have some land and building leases at some of our properties. In every case where such leases are important to operations, we have the option to buy them out. We also lease our corporate offices in Las Vegas.

In 2023, our total cash interest expense was $38.4 million and Adjusted EBITDA to pay that interest was $48.6 million. This included the cost of the debt to build Chamonix, but no earnings from the new property, which partially opened only four days before year-end. It also included the debt to fund the temporary casino in Illinois, which was ramping up during that period. In 2024, we expect that our Illinois operations alone will come close to being able to pay all our company’s interest expense.

To that extent, we are at an inflection point. We borrowed extensively in 2021 and 2022 and have been gradually funding construction from the proceeds. Every quarter, we made money to approximately cover our interest expense, but paid for construction from our cash balances.

Now, we have the wrap-up construction expenses at Chamonix, and are starting to generate much larger cash flows from operations than we did historically. As to income taxes, we expect our income will be largely sheltered by the significant depreciation charges from our new properties, as well as from our tax-loss carryforwards.

We should generate significant free cash flow over the next few years. As our new properties mature, we expect to become one of the less leveraged companies in the casino industry. That should set us up well to refinance our bonds prior to their maturity, and to fund any amounts that will be necessary beyond internally generated cash flows to fund construction of the permanent American Place casino.

As always, I want to thank our shareholders, lenders, employees, customers, and communities for your continued support. We work hard on your behalf and hope to continue to meet and exceed everyone’s expectations.

/s/ Daniel R. Lee

Daniel R. Lee

President and Chief Executive Officer

Note: This letter supplants the glossy annual reports that are still prepared by some companies; such a report would not be economical for our small company. For a full description of our financial results, please see our Annual Report on Form 10-K for the year ended December 31, 2023 that was filed with the Securities and Exchange Commission and that is available on our website, at www.fullhouseresorts.com.

This letter and the accompanying Notice and proxy statement contain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These forward-looking statements can be identified by use of terms such as “believes,” “expects,” “anticipates,” “plans,” “intends,” “projects,” “future,” “potential,” “may,” “could,” “would,” “should,” “will,” “might,” and similar references to future periods. Some of these forward-looking statements include, but are not limited to, our expected operating results, such as future cash flow or EBITDA; our plans, beliefs or expectations regarding our growth strategies; our expected construction budgets, estimated costs, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix and American Place; our expectations regarding the legal proceedings related to the process whereby we were granted the gaming license for American Place; our expectations regarding our ability to generate operating cash flow and to obtain debt financing on reasonable terms and conditions for the construction of the permanent American Place facility; our expectations regarding the operation and usage of our available idle sports wagering contracts; our investments in capital improvements, renovations and other projects, including the amounts of such investments, the timing of commencement or completion of such capital improvements, renovations and other projects and the resulting impact on our financial results; adequacy of our financial resources to fund operating requirements and planned capital expenditures and development costs and to meet our debt and contractual obligations; our expectations and plans regarding environmental, social and governance issues; anticipated sources of funds; our expectations regarding regulatory and business conditions in the gaming industry, including the possible authorization or expansion of gaming in the states we operate or nearby states; factors that affect the financial performance of our properties; and our competitive outlook, among others. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently completed fiscal year and our other periodic and current reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

FULL HOUSE RESORTS, INC.

1980 Festival Plaza Drive, Suite 680

Las Vegas, Nevada 89135

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

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April 4, 2024

This year’s meeting will be held at 10:00 a.m., Pacific Time, on May 9, 2024, and we invite you to participate. The following items will be on the agenda:

1.	Election of eight members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024;
3.	An advisory vote to approve the compensation of our named executive officers; and
4.	Transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 12, 2024 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

Your vote is important. You are encouraged to read this proxy statement and then cast your vote as promptly as possible by following the instructions on the proxy card you receive. We appreciate your investment in Full House Resorts and look forward to your participation in the upcoming meeting.

By order of the Board of Directors,

/s/ Elaine L. Guidroz

Elaine L. Guidroz

Secretary

Las Vegas, Nevada

This proxy statement, including the form of proxy, the letter from our President and Chief Executive Officer, and our 2023 Annual Report on Form 10-K, are first being mailed to stockholders on or about April 4, 2024.

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PROXY STATEMENT

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This proxy statement is furnished in connection with the solicitation by the board of directors of Full House Resorts, Inc. (referred to herein as “we”, “us”, “our” and the “Company”) of proxies for use at our 2024 Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time, on May 9, 2024, and to any adjournments or postponements.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2024

This proxy statement, form of proxy and our 2023 Annual Report on Form 10-K are also available free of charge on our website at www.fullhouseresorts.com and at www.proxyvote.com.

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ABOUT THE MEETING

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How will the annual meeting be conducted and who can attend the annual meeting?

This year’s annual meeting will be held in person and virtually. You may attend, vote, and submit questions before and during the annual meeting via live audio webcast on the Internet by visiting www.virtualshareholdermeeting.com/FLL2024. You may also attend the annual meeting in person at the Company’s headquarters located at 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135.

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. To attend the annual meeting in person, please note that if you are the beneficial owner of shares held in street name, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. You will also need a photo ID to gain admission. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/FLL2024, you must enter the control number located on your proxy card. Beneficial owners as of the record date who wish to attend the virtual meeting should follow the instructions from their nominee included in their proxy materials.

If you will be attending the annual meeting virtually, you will need your control number included on your proxy card in order to be able to attend, submit questions that are pertinent to the meeting, and vote during the annual meeting. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, shortly before the start of the meeting. You should allow ample time for the check-in procedures.

If you wish to submit a question virtually, you may do so during the meeting at www.virtualshareholdermeeting.com/FLL2024. Questions pertinent to meeting matters will be recognized and answered during the meeting, subject to time constraints. We reserve the right to edit or reject questions that are profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting will be available at www.virtualshareholdermeeting.com/FLL2024.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

●	the election of eight directors;
●	the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2024; and
●	an advisory vote to approve the compensation of our named executive officers.

The stockholders will also transact any other business that properly comes before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 12, 2024, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in “street name”. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting included in the enclosed proxy materials.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of 40% of the total number of shares of our common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 34,590,150 shares of our common stock were outstanding and held by approximately 70 stockholders of record. As of the record date, no shares of our preferred stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

If less than 40% of outstanding shares entitled to vote are represented at the annual meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the annual meeting before an adjournment is taken.

How do I vote?

If you are a stockholder of record, you may vote:

●	via Internet;
●	by telephone;
●	by mail; or
●	by attending the annual meeting.

If you are a beneficial owner of shares held in street name, you must follow the voting procedures of your nominee included in your proxy materials. Beneficial owners who wish to vote in person at the annual meeting must first request and obtain a legal proxy from their nominee.

If I plan to attend the annual meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the annual meeting.

If you vote in advance and also attend the annual meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record that attend in person.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the annual meeting and so request, although attendance at the annual meeting will not by itself revoke a previously granted proxy. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

What are the Board’s recommendations?

The enclosed proxy is solicited on behalf of our board of directors (the “Board”). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The recommendation of our Board for each item in this proxy statement is set forth below:

Proposal		Board Recommendation
1.	Election of eight members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified.	FOR each director nominee
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.	FOR
3.	Approval, on an advisory basis, of the compensation of our named executive officers.	FOR

What happens if additional matters are presented at the annual meeting?

Our Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by our Board, or if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Proposal		Votes Required for Approval	Abstentions
1.	Election of directors	Majority of votes cast	No impact
2.	Ratification of Deloitte & Touche LLP as our auditors	Majority of votes cast	No impact
3.	Advisory vote to approve compensation of named executive officers	Majority of votes cast	No impact

For any other item that may properly come before the meeting, the affirmative vote of a majority of the votes cast at the annual meeting, whether virtually, in person or by proxy, will be required for approval, unless otherwise required by law.

How are abstentions treated?

Abstentions will not be counted as votes cast in the final tally of votes with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

What are “broker non-votes” and how are they treated?

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals 1 or 3, the broker may not exercise discretion to vote for or against Proposals 1 or 3. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the effect of the advisory vote on Proposal 3?

Proposal 3 (“Say on Pay”) is an advisory vote. This means that while we ask stockholders to approve resolutions regarding this proposal, this is not an action that requires stockholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Although the advisory vote on this proposal is non-binding, our Board and its compensation committee will review the results of the vote and take them into account in making determinations concerning executive compensation.

Do I have dissenter’s or appraisal rights?

You have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Where can I find voting results of the annual meeting?

We will announce the results for the proposals voted upon at the annual meeting and publish final detailed voting results in a Form 8-K filed within four business days after the annual meeting.

Who should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our 2023 Annual Report on Form 10-K, please contact: Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135, Telephone: (702) 221-7800.

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CORPORATE RESPONSIBILITY

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As a longtime owner and operator of regional gaming and hotel facilities, we have sought to operate by the highest standards. Our management team has prioritized strong regulatory compliance, financial discipline and oversight. We have worked to contribute to each of our communities across the country, act as good neighbors, and support our employees and their families.

Naturally, the world continues to evolve. Today investors, regulators, public officials and consumers expect companies in all industries to engage more directly in critical environmental, social and governance (“ESG”) issues. Our key stakeholders now want a more structured accounting of our business on issues ranging from carbon emissions to environmental conservation and workplace diversity.

For our small but fast-growing company, this transition aligns with our established values and our strategy of thoughtful, profitable expansion. For example, we are proud to report:

●	Three members of our Board of Directors are female or ethnically diverse — above the levels established by Nasdaq’s board diversity rules;
●	Our Board of Directors includes one LGBT+ director;
●	50% of our properties are led by women;
●	69% of our corporate executives and staff are female or ethnically diverse;
●	Of our 1,852 full- and part-time property employees as of April 1, 2024, 68% are female or ethnically diverse; and
●	All employees, including managers, are scheduled to receive yearly training for equal-opportunity and nondiscriminatory employment practices, as well as anti-harassment training.

As we grow, we plan to expand our focus on ESG issues through more structured initiatives, such as:

●	Quantifying the climate-related risks that we face and establishing measurable goals for environmental issues;
●	Conserving energy, water, and other natural resources, as well as focusing on waste reduction, renewable energy, and composting/recycling programs;
●	Expanding our focus on employee diversity, equity and inclusion;
●	Working to increase diversity among our management, employees, vendors and partners;
●	Promoting diversity among contractors for supplies, services and construction; and
●	Encouraging the use of sustainable and ethically sourced goods and services.

Our latest projects reflect this approach. While building our temporary American Place facility, for example, we emphasized the use of minority-owned businesses as subcontractors, as well as firms owned by women, U.S. military veterans, and people with a disability. Similarly, we have set goals to utilize at least 25% of such businesses for the construction of our permanent American Place facility.

Some items of note regarding American Place and Chamonix include:

●	Construction of the temporary American Place facility was led by a joint venture that included one of the largest Black-owned companies in the country and the fourth-largest minority-owned business in Chicago;
●	American Place includes a large electric vehicle charging station, which we believe is one of the largest in the Chicagoland area and the state of Illinois;
●	The temporary American Place facility is rated to be more energy efficient than most typical commercial office buildings, despite our structure being temporary in nature;
●	Chamonix was designed to blend with Cripple Creek’s existing architectural style, in part to help preserve the city’s unique history, architecture, and charm; and
●	We use wall-mounted soap and shampoo dispensers throughout Chamonix’s hotel, which should allow us to eliminate the use of approximately 300,000 tiny plastic bottles every year.

At our properties, our employees regularly serve as community donors and volunteers, working both in-house and through local nonprofits and charitable organizations. In addition to each property’s annual monetary contributions to nonprofits, regional initiatives include:

●	Donating hundreds of holiday meals to those in need;
●	Holding food drives for regional food pantries, schools and churches;
●	Donating water, food and other essential items to hurricane-stricken communities;
●	Funding local scholarship and internship programs;
●	Teaming up with local partners to benefit Toys for Tots, the Boys and Girls Club, Northern Nevada Children’s Cancer Foundation, Habitat for Humanity, the Salvation Army, local firefighters, 4-H, and other organizations;
●	Participating in community beach and river cleanups; and
●	Supporting the Two-Mile-High Club in Cripple Creek, which cares for feral donkeys descended from the historic mining town’s original drove.

In addition, our team members across the country volunteer for a broad range of programs and organizations. Our employees serve on the boards of several local entities that support regional development; the casino/resort industry; tourism; youth sports; responsible gaming; animal welfare; and other causes.

Our management team will work to keep our employees, regulators, investors and communities informed of new ESG developments and policies. Given the size of our company and our available resources, some of these initiatives may take longer than others to develop over time. As always, we will work to meet or exceed regulatory and statutory requirements in a timely, transparent manner.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

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Our Amended and Restated By-laws (the “By-laws”) provide that the number of directors constituting our Board shall be fixed from time to time by our Board. Our Board currently consists of nine directors. Kenneth R. Adams, who has reached our mandatory retirement age, is retiring from the Board at the annual meeting and will not stand for re-election.  Upon the retirement of Mr. Adams, the size of the Board will be reduced to eight directors.  The eight nominees to be voted on by stockholders at this meeting are Carl G. Braunlich, Lewis A. Fanger, Eric J. Green, Lynn M. Handler, Michael A. Hartmeier, Daniel R. Lee, Kathleen M. Marshall and Michael P. Shaunnessy.  Directors are elected by a majority of the votes cast, assuming a quorum is present. The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified.

All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our Board may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of each of the nominees.

Director Nominees

We believe that each nominee possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. In addition, each nominee is being nominated because they each possess high standards of personal integrity, are accomplished in their field, have an understanding of the interests and issues that are important to our stockholders and are able to dedicate sufficient time to fulfilling their obligations as a director.

Each nominee’s biography containing information regarding the individual’s service as a director, business experience, director positions held currently or within the last five years and other pertinent information about the particular experience, qualifications, attributes and skills that led our Board to conclude that such person should serve as a director appears on the following pages.

77 January 2007 ● ●
67 May 2005 ● ● ●
Carl G. Braunlich Chairman Age: 71 Director Since: May 2005 Committees: ● Compensation ● Compliance ● Nominating and Corporate Governance

Dr. Braunlich was an Associate Professor at the University of Nevada, Las Vegas, from August 2006 until his retirement in June 2021. Prior to joining the faculty of University of Nevada, Las Vegas, Dr. Braunlich was a Professor of Hotel Management at Purdue University since 1990. Dr. Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, New Jersey and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. Dr. Braunlich was on the board of directors of the National Council on Problem Gambling, and he has served on several problem gambling committees, including those of the Nevada Resort Association and the American Gaming Association. He holds B.S. and M.S. degrees from the Cornell University School of Hotel Administration and a Doctor of Business Administration degree in International Business from United States International University, San Diego, California.

Our Board believes that Dr. Braunlich is qualified to serve as a Director due to his knowledge of and experience gained over 15 years in the casino resort industry, including as a consultant to the casino resort industry, as well as over 20 years as a faculty member of hotel management schools.

Chief Financial Officer and Treasurer 42 June 2019
Lewis A. Fanger Director, Senior Vice President, Chief Financial Officer and Treasurer Age: 46 Director Since: June 2019

Mr. Fanger was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on January 30, 2015. Prior to joining the Company, Mr. Fanger served from June 2013 through February 2015 as a Vice President of Wynn Resorts, Limited, a leading owner and operator of resort casinos and a member of the S&P 500 and Nasdaq-100 indexes. At Wynn Resorts, Mr. Fanger oversaw the investor relations functions for both its Nasdaq and Hong Kong Stock Exchange-listed stocks and assisted with the company’s development efforts, including in Asia. From August 2011 to June 2013, Mr. Fanger was Senior Vice President and Chief Financial Officer of Creative Casinos, LLC, the original developer of the Golden Nugget resort casino in Lake Charles, Louisiana. Mr. Fanger also served from July 2003 to August 2011 at Pinnacle Entertainment, Inc. in various capacities, including as Vice President of Finance, where he oversaw the treasury and investor relations functions of the company. Prior to that, Mr. Fanger worked as an equity research associate in the gaming group at Bear, Stearns & Co. in New York. Mr. Fanger earned a bachelor’s degree in industrial engineering and a master’s degree in business administration, both from Stanford University.

Our Board believes that Mr. Fanger is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries, and his executive management experience as Chief Financial Officer of a public corporation.

63 November 2014 ●
Eric J. Green Director Age: 53 Director Since: July 2020 Committees: ● Compensation (Chair) ● Nominating and Corporate Governance

Mr. Green brings more than 20 years of investment expertise to the Company’s board of directors. Since 1997, he has worked at Penn Capital, an investment firm with approximately $2 billion of assets under management. Mr. Green currently serves as Penn Capital’s Chief Investment Officer, where he is responsible for guiding the firm’s equity and credit strategies. Additionally, Mr. Green serves as a Senior Portfolio Manager for Penn Capital’s Small Cap, Small to Micro Cap, Small to Mid Cap, and Mid Cap equity strategies. He is currently a member of the firm’s executive team, which oversees the firm’s overall corporate strategy and management. Prior to joining Penn Capital, Mr. Green was with the Federal National Mortgage Association, the Royal Bank of Scotland, and the United States Securities and Exchange Commission, where he served as a financial analyst in the Division of Investment Management. Mr. Green currently serves on the Board of Directors of GAN, LTD, an online sports betting and gaming technology company. Mr. Green is also Vice Chairman of the Board of Directors for the Anti-Defamation League (ADL) Mid-Atlantic Region. Mr. Green earned a bachelor’s degree in business administration from American University and a master’s degree in business administration from the Yale School of Management.

Our Board believes that Mr. Green is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the securities industry and his executive management experience in asset management.

63 November 2014 ●
Lynn M. Handler Director Nominee Age: 60 Committees: ● Compliance (Chair) ● Nominating and Corporate Governance

Ms. Handler currently serves as Chief Counsel Regional Operations North America for Catena Media Plc., a Maltese public limited liability company listed on Nasdaq Stockholm. Catena Media Plc. is an online lead generation company within iGaming and Financial Services. Ms. Handler has been employed by Catena Media since January 2021 and previously served in the role of Lead Counsel North America. From April 2017 to March 2020, Ms. Handler served as Head Legal Counsel for Companion Animal Practices, North America (CAPNA), which operated a network of free-standing animal hospitals. Ms. Handler has also held various legal positions with several gaming companies, including Vice President & General Counsel at Palms Casino Resort in Las Vegas, Nevada, Legal Counsel Nevada at William Hill US, and Vice President & Corporate Counsel at Pinnacle Entertainment. Ms. Handler is also a founding Board Member of the Responsible Gambling Affiliate Association, a trade association dedicated to promoting responsible gambling by online gambling affiliates. Ms. Handler holds a B.A. in Sociology from Adelphi University and a J.D. from Seton Hall University School of Law.

Our Board believes that Ms. Handler is qualified to serve as a Director due to her knowledge of and experience in the gaming industry, including her work as an attorney for various gaming companies.

63 November 2014 ●

Michael A. Hartmeier Director Age: 61 Director Since: December 2020 Committees: ● Compensation ● Nominating and Corporate Governance (Chair)

Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Barclays, a multinational investment bank and financial services company. His prior roles include group head positions in hospitality and gaming for Lehman Brothers and Credit Suisse First Boston. During his 25 years as an investment banker, Mr. Hartmeier completed more than $125 billion in financing and advisory assignments. Since August 2020, Mr. Hartmeier has served on the board of directors of DiamondRock Hospitality (NYSE: DRH), a REIT that owns premium hotels and resorts throughout North America, and he is currently a member of DiamondRock Hospitality’s Audit, Compensation and Nominating and Corporate Governance committees. Mr. Hartmeier received his Master of Business Administration degree from Harvard Business School and a B.A. in Economics-Business from the University of California, Los Angeles (“UCLA”). While at UCLA, he was awarded the Pacific-10 Conference Medal. He is a Certified Public Accountant (non-practicing) and began his career as an auditor at Price Waterhouse.

Our Board believes that Mr. Hartmeier is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries, and his executive management experience in investment banking.

63 November 2014 ●
Daniel R. Lee Director, President and Chief Executive Officer Age: 67 Director Since: November 2014 Committees: ● Compliance

Mr. Lee was appointed as our President and Chief Executive Officer in November 2014. Mr. Lee was the Managing Partner of Creative Casinos, LLC, a developer of casino resorts, from September 2010 through December 2014. He was previously Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., a casino operator and developer, from April 2002 to November 2009. In the 1990s, he was Chief Financial Officer, Treasurer and Senior Vice President of Finance and Development at Mirage Resorts. During the 1980s, Mr. Lee was a securities analyst for Drexel Burnham Lambert and CS First Boston, specializing in the lodging and gaming industries. He serves as an independent director of Associated Capital Group, Inc., a publicly traded investment management company, since November 2015, where he is a member of the governance committee. He previously served as a director of Myers Industries, Inc., a publicly traded diversified manufacturing company, from April 2016 to April 2018, where he was a member of the audit committee and the corporate governance and nominating committee. Mr. Lee also previously served as an independent director of LICT Corporation and of ICTC Group, Inc. While working as a securities analyst, he was a Chartered Financial Analyst. Mr. Lee earned his M.B.A. and a B.S. degree in Hotel Administration, both from Cornell University.

Our Board believes that Mr. Lee is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries and his executive management experience as Chief Executive Officer of a large public corporation.

64 January 2007 ● ● ●

Kathleen M. Marshall Director Age: 68 Director Since: January 2007 Committees: ● Audit ● Compliance

Ms. Marshall is a Certified Public Accountant who, since March 2017, has served as the Chief Financial Officer of Casino Reinvestment Development Authority (“CRDA”), a New Jersey State Authority. Previously, she served as the Controller of CRDA from June 2016 to March 2017, and provided consulting services to CRDA from January 2016 to June 2016. From October 2008 through January 2016, Ms. Marshall served as Director of Business Development of Global Connect LLC, a web-based voice messaging company. Prior to that, from July 2003 through August 2008, Ms. Marshall served as Vice President of Finance for Atlantic City Coin & Slot Service Co. Inc., which designs, manufactures and distributes gaming equipment. Ms. Marshall has also held various finance positions with the Atlantic City Convention Center and several Atlantic City casinos, including Atlantic City Showboat, Inc. and Caesars Atlantic City, Inc. In addition, Ms. Marshall has worked as a public accountant in the audit division of Price Waterhouse. Ms. Marshall earned her B.A. in Accounting from Rutgers University.

Our Board believes that Ms. Marshall is qualified to serve as a Director due to her knowledge of and experience in the casino industry and her background as a financial officer for casino and casino-related companies.

50 November 2014 ●
Michael P. Shaunnessy Director Age: 70 Director Since: July 2020 Committees: ● Audit (Chair) ● Compensation

Mr. Shaunnessy brings 37 years of experience in the gaming and hospitality industries to the Company’s board of directors. Most recently, Mr. Shaunnessy was President and Chief Executive Officer of Nevada Gold & Casinos, Inc., which he led for more than six years until its sale in 2019. From 2005 to 2012, Mr. Shaunnessy was an Executive Vice President of Operations at MGM Resorts International. In that capacity, he was the chief operating and financial officer overseeing operations of MGM’s Railroad Pass and Gold Strike casino hotel properties, both in the Las Vegas, Nevada area. Before joining MGM, Mr. Shaunnessy served as Vice President of Administration of Monarch Casino & Resort, Inc. Additionally, from 1998 to 2004, he served as Executive Vice President and Chief Financial Officer of our company, Full House Resorts, as well as a member of its board of directors from 2001 to 2004. A certified public accountant, Mr. Shaunnessy earned a bachelor’s degree in business administration from Lewis University and a master’s degree in accountancy from Northern Illinois University.

Our Board believes that Mr. Shaunnessy is qualified to serve as a Director due to his knowledge of and experience in the casino industry and his executive management experience as a financial officer and Chief Executive Officer of casino companies.

OUR BOARD RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES.

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CORPORATE GOVERNANCE

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Board Leadership Structure

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. Instead, our Board remains free to make this determination from time to time in a manner that seems most appropriate for us. We currently have separate persons serving as the Chief Executive Officer and as Chairman of the Board, in recognition of the differences between the two roles. Our Chairman is responsible for setting the agenda for each of the meetings of our Board and the annual meetings of stockholders, and our Chief Executive Officer is responsible for our strategic direction and the general management of its business, financial affairs and day-to-day operations. We believe this structure promotes active participation of the independent directors and strengthens the role of our Board in fulfilling both its oversight responsibility and fiduciary duties to our stockholders, while recognizing our day-to-day management direction by the Chief Executive Officer. Accordingly, we believe this structure has been the best governance model for us and our stockholders to date.

Dr. Braunlich, an independent director, currently serves as our Chairman of the Board. During 2023, the independent directors met once in conjunction with our regular Board meetings. All of our Board committees are compromised only of independent directors except for our compliance committee, which includes Mr. Lee, our President and Chief Executive Officer. Each committee is chaired by an independent director. Our Board leadership structure is commonly utilized by other public companies in the United States of comparable size and scope. We believe that an independent Chairman and only independent directors serving on our Board committees (other than the compliance committee) provide an effective and balanced leadership structure. With experienced and participating independent directors, we believe we have the proper leadership structure.

Independence of Directors

Under the corporate governance standards of the Nasdaq Stock Market LLC (“Nasdaq”), at least a majority of our Board and all of the members of our audit committee, compensation committee, and the nominating and corporate governance committee must meet the test of independence as defined by the listing requirements of Nasdaq. Our Board, in the exercise of its reasonable business judgment, has determined that Mr. Adams, Dr. Braunlich, Mr. Green, Ms. Handler, Mr. Hartmeier, Ms. Marshall and Mr. Shaunnessy (constituting 78% of our current board) qualify as independent directors, pursuant to Nasdaq and rules and regulations of the Securities and Exchange Commission (“SEC”). In making the determination of independence, our Board undertook a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. In addition, our Board considered the recommendations of our nominating and corporate governance committee, which also considered whether such directors would be deemed to be “independent”.

Director Diversity

The following table presents board level diversity statistics, based on voluntary self-identification of each director nominee standing for election at the annual meeting, as of April 1, 2024. Based on the following diversity statistics, our Board currently satisfies the diversity objectives under Nasdaq Rule 5605(f)(2), and our Board will continue to satisfy the diversity objectives if all director nominees are elected at the annual meeting.

BOARD DIVERSITY MATRIX
As of April 1, 2024
Total Number of Director Nominees: 8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	―	2
Part II: Demographic Background
African American or Black	―	―	―	―
Alaskan Native or Native American	―	―	―	―
Asian	―	―	―	―
Hispanic or Latinx	―	―	―	―
Native Hawaiian or Pacific Islander	―	―	―	―
White	2	3	―	―
Two or More Races or Ethnicities	―	1	―	―
LGBTQ+	1
Did Not Disclose Demographic Background	2

Board Retirement Policy

The Board has adopted a Board retirement policy. Under such policy, a director is generally required to retire at the first annual meeting following his or her 75th birthday. As previously disclosed, the Board elected to waive this requirement for Mr. Adams until the 2024 annual meeting.  Mr. Adams is retiring from the Board at the 2024 annual meeting and will not stand for re-election.

Meetings

During 2023, our Board held eight meetings. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board that were held during the period in which he or she was a director and (ii) the total number of meetings of all committees on which he or she served that were held during the period in which he or she was a director. We have no specific requirements regarding attendance at the annual meeting of stockholders by our directors. Nevertheless, in 2023, all of our directors at such time attended the virtual annual meeting.

Board Committees

Our Board has four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the compliance committee, each of which operates under a written charter adopted by our Board. A current copy of each of the audit committee, compensation committee, compliance committee, and nominating and corporate governance committee charters is available through the “Investors ⸺ Governance Documents” link on our website, www.fullhouseresorts.com. The following table illustrates the current membership of each of our Board’s committees:

Nominating and
Corporate
Director	Audit	Compensation	Governance	Compliance
Kenneth R. Adams*	●			●
Carl G. Braunlich		●	●	●
Eric J. Green		Chair	●
Michael A. Hartmeier		●	Chair
Daniel R. Lee				●
Kathleen M. Marshall	●			●
Michael P. Shaunnessy	Chair	●
Lynn M. Handler			●	Chair
Committee Meetings in 2023	5	2	2	5

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* As noted, Mr. Adams is retiring from the Board at the annual meeting.

Audit Committee

The audit committee is currently comprised of three members: Mr. Shaunnessy, Ms. Marshall and Mr. Adams. Mr. Shaunnessy serves as chair of the audit committee. Our Board has determined that Ms. Marshall and Mr. Shaunnessy are audit committee financial experts as defined by the rules and regulations of the SEC. Our Board, in its reasonable judgment, has determined that each member of the audit committee is independent, as defined under the applicable Nasdaq listing standards, and meets the enhanced independence standards for audit committee members required by the SEC. The audit committee held five meetings in 2023.

Among its responsibilities, the audit committee:

●	selects, retains, compensates, oversees and terminates, if necessary, our independent auditors;
●	approves all audit engagement fees and terms and pre-approves all audit and permitted non-audit and tax services that may be provided by our independent auditors;
●	at least annually, evaluates the qualifications, performance and independence of our independent auditors;
●	reviews and discusses with the independent auditors, among other matters, the overall audit strategy and the scope, timing and results of the annual audit, and critical accounting policies and practices to be used in the audit;
●	reviews with management and the independent auditors the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting and disclosure controls and procedures;
●	reviews and discusses with the independent auditors and management our annual and quarterly financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in our annual reports on Form 10-K and our quarterly reports on Form 10-Q;
●	reviews, discusses with the independent auditors, and approves the functions of our internal audit department;

●	establishes and oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
●	reviews and discusses with management and the internal audit department the risks faced by the Company and the policies, guidelines and process by which management assesses and manages such risks, including our major financial and data risk exposures;
●	reviews, with the General Counsel and outside legal counsel, legal and regulatory matters that could have a significant impact on our financial statements; and
●	reviews, approves and oversees related party transactions.

Please refer to the audit committee report, which is set forth below, for a further description of our audit committee’s responsibilities and its recommendations with respect to our audited consolidated financial statements for the year ended December 31, 2023.

Compensation Committee

The compensation committee is currently comprised of four members, Mr. Green, Dr. Braunlich, Mr. Hartmeier and Mr. Shaunnessy. Mr. Green serves as chair of the compensation committee. Our Board, in its reasonable judgment, has determined that each member of the compensation committee is independent as defined under the applicable Nasdaq listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee held two meetings in 2023. The compensation committee is generally responsible for reviewing and making recommendations to our Board regarding all forms of compensation to be provided to our executive officers, directors and, where appropriate, employees.

Among its responsibilities, the compensation committee:

●	reviews and determines the corporate goals and objectives of our chief executive officer, or CEO, and all other executive officers and such other employees as the compensation committee may determine from time to time;
●	at least annually, evaluates the performance of the CEO and all other executive officers and such other employees as the compensation committee may determine from time to time;
●	reviews and approves the compensation of the CEO;
●	reviews and approves, or recommends for Board approval where appropriate, the compensation of all other executive officers, and such other employees as the compensation committee may determine from time to time;
●	reviews and approves, or recommends for Board approval, individual performance objectives and general compensation goals and guidelines for executive officers and such other employees as the compensation committee may determine from time to time, and the criteria by which bonuses to such executive officers and other employees are determined;
●	reviews and approves, or recommends for Board approval, the compensation policy for executive officers and directors, and such other employees as the compensation committee may determine from time to time;
●	reviews and annually evaluates our incentive compensation plans and acts as administrator for all of our incentive plans; and
●	develops and recommends for Board approval the executive officer succession plan, reviews such succession plan periodically, develops and evaluates potential candidates for executive officer positions and recommends to the Board any changes to and candidates for succession under the succession plan.

Management provides recommendations to the compensation committee on the amount and type of executive compensation (other than that of the recommending executive), as well as individual performance objectives for bonuses and incentive compensation, and the compensation committee reviews and considers these recommendations. In formulating its recommendations to the Board, the compensation committee additionally considers our performance as a whole. The compensation committee determines the achievement of the individual performance objectives, which are based on specific goals consistent with the annual business plan, and recommends individual bonus and incentive compensation amounts to the Board. The compensation committee may delegate its authority to subcommittees or the chair of the committee when it deems appropriate and in our best interest.

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases. Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors. Such individual factors include the executive’s experience, tenure, education, job performance, contributions to our operational and financial results, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

In 2023, the compensation committee engaged AETHOS Consulting Group (“AETHOS”) to provide compensation-related recommendations for our executives, as well as to consider any updates to our peer group. Our peer group did not change in 2023. Reflecting our recent growth and future growth plans, our peer group continued to consist of: Accel Entertainment, Bally’s, Century Casinos, Everi Holdings, Golden Entertainment, Inspired Entertainment, Lindblad Expeditions, Monarch Casino and Resort, Playa Hotels & Resorts, PlayAGS, Red Rock Resorts, and Rush Street Interactive.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Dr. Braunlich, Mr. Green, Mr. Hartmeier and Mr. Shaunnessy served on the compensation committee. None of the members of the compensation committee were at any time during 2023, or at any other time, an officer or employee of our Company, or was formerly an officer of our Company, except for Mr. Shaunnessy, who served as our Executive Vice President and Chief Financial Officer from 1998 to 2004. No interlocking relationship existed at any time during 2023 between our Board or our compensation committee and the board of directors or compensation committee of any other company. There were no transactions in 2023 between us and any directors who served as compensation committee members for any part of 2023 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of four members, Mr. Hartmeier, Dr. Braunlich, Mr. Green, and Ms. Handler. Mr. Hartmeier serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee held two meetings in 2023.

The nominating and corporate governance committee is generally responsible for assisting our Board with respect to nominating new directors.

Among its responsibilities, the nominating and corporate governance committee:

●	determines, and periodically reviews, specific, minimum qualifications and characteristics that must be met by a nominee for a position on the Board or on a Board committee;
●	determines, and periodically reviews, (i) whether there are any specific qualities or skills that are necessary for one or more directors to possess, (ii) the overall diversity of the Board, and (iii) any other areas that may be expected to contribute to an effective Board;

●	identifies, evaluates, proposes, approves and recommends for Board approval nominees for election or appointment to the Board, including nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders;
●	evaluates, proposes, and approves any nominations of director candidates validly made by stockholders in accordance with policies and procedures adopted by the Board and applicable laws, rules, and regulations;
●	identifies, evaluates, proposes, and approves candidates to fill Board and committee vacancies and review the Board’s committee structure and composition;
●	develops, and recommends to the Board for approval, standards for determining when a director has a relationship with the Company that would impair his or her independence;
●	develops and recommends to the Board, and reviews at least annually, a set of corporate governance guidelines applicable to us, and recommends changes to the Board as appropriate;
●	develops, recommends to the Board for approval, and periodically reviews, the Code of Business Ethics and Conduct, investigates any alleged breach or violation, and enforces the provisions of the Code of Business Ethics and Conduct;
●	reviews and oversees our corporate governance practices and procedures; and
●	develops, subject to Board approval, a process for periodic evaluation of the Board and other Board committees and oversees the conduct of such evaluations.

The nominating and corporate governance committee considers all qualified director candidates regardless of age, race, gender, national origin or religion. The nominating and corporate governance committee seeks to balance the existing skill sets of current Board members with the need for diversity and other appropriate skills and qualities that will complement our strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness, including such factors as business experience, skills and knowledge with respect to the gaming industry, finance, marketing, and financial reporting. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. The nominating and corporate governance committee will consider stockholder recommendations for director candidates and will do so in the same manner that it considers all director candidates. Other than as provided by applicable law, there are no specific, minimum qualifications that must be met by a director nominee recommended by a stockholder except that a director must be of full age.

Under our By-Laws, if a stockholder wishes to submit a nominee for consideration by the nominating and corporate governance committee, the stockholder must deliver or mail notice of the request to the Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. However, if the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, such notice must be received by the Secretary no later than 10 days following the date of public disclosure of the annual meeting date. The notice must be accompanied by the information concerning the nominee and proposing stockholder described in Article I, Section 12 of our By-Laws including disclosure of: (i) the number of shares of our capital stock owned of record and beneficially by the nominee, (ii) a description of any agreement, arrangement or understanding between a proposing stockholder and any other persons acting in concert, (iii) information we deem appropriate to ascertain the nominee’s suitability to serve on the Board or eligibility to serve as an independent director, and (iv) any other information concerning the nominee required to comply with the proxy rules and regulations. A nomination not made in accordance with the procedures set forth in our By-Laws is void.

Although the nominating and corporate governance committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay any third parties a fee to assist in the process of identifying or evaluating director candidates in 2023.

Compliance Committee

The compliance committee is currently comprised of five members: Mr. Adams, Dr. Braunlich, Mr. Lee, Ms. Marshall, and Ms. Handler. Ms. Handler currently serves as chair of the compliance committee. The compliance committee’s functions include reviewing and making recommendations to the Board regarding compliance with gaming laws and regulations. The compliance committee held five meetings in 2023.

The compliance committee meets quarterly to review the items determined by the Illinois, Colorado, Nevada, Indiana and Mississippi gaming control boards to be of sufficient material interest to warrant review by a committee of the Board, as reported by our Compliance Officer and General Counsel.

Board’s Role in Risk Oversight

The audit committee is responsible for reviewing and assessing our financial risks, including those that may relate to cybersecurity. The compensation committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice. In addition, the compliance committee is responsible for the oversight and review of all matters of gaming regulatory importance. We believe that these committees provide us with proper risk oversight.

Prohibition on Short Sales, Derivatives Trading and Pledging and Hedging of Company Securities

Our insider trading policy prohibits directors, officers, employees, and our consultants and independent contractors (“Insiders”) from engaging in short-term or speculative transactions involving our securities. Specifically, Insiders may not engage in any of the following activities with respect to our securities:

●	trading in securities on a short-term basis, excluding transactions required to complete certain stock option exercises;
●	purchases of our securities on margin or holding our securities in a margin account;
●	short sales of our securities;
●	buying or selling puts or calls, or other derivative securities, of our securities;
●	pledging our securities as collateral for a loan; and
●	hedging or monetizing transactions or similar arrangements with respect to our securities.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics applicable to each of our directors, officers and employees. The full text of the Code of Conduct and Ethics is available through the “Investors ─ Governance Documents” link on our website, www.fullhouseresorts.com. We intend to provide disclosure of any amendments or waivers of our Code of Conduct and Ethics on our website within four business days following the date of the amendment or waiver.

Certain Relationships and Related Party Transactions

Our Code of Conduct and Ethics broadly covers related-party transactions that may involve a conflict of interest. Under our audit committee charter, all related party transactions must be approved by our audit committee. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which the company is a participant, (ii) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of a smaller reporting company’s total assets at year-end for the last two completed fiscal years, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of our common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Company did not have any related party transactions in 2022 or 2023.

Director Compensation

Each non-employee director’s compensation in 2023 consisted of: (1) cash compensation of $50,000, paid quarterly in arrears (pro-rated for directors that served for less than the full year), and (2) a grant of common stock in a number of shares equal to approximately $75,000 on the date of grant. The Chairman of the Board also receives additional annual cash compensation of $25,000, paid quarterly in arrears, and the Chair of each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Compliance Committee receives additional annual cash compensation of $17,500, $12,000, $10,000 and $10,000, respectively, paid quarterly in arrears. The table below summarizes the compensation paid by us to our non-employee directors for services rendered for 2023. Mr. Lee and Mr. Fanger, who are employed by us, do not receive additional compensation for serving as directors.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards(1)	Awards(1)(2)	Total
Kenneth R. Adams	$53,817	$74,999	$—	$128,816
Carl G. Braunlich	73,091	74,999	—	148,090
Eric J. Green	62,000	74,999	—	136,999
Lynn M. Handler	56,183	74,999	—	131,182
Michael A. Hartmeier	60,000	74,999	—	134,999
Kathleen M. Marshall	54,581	74,999	—	129,580
Michael P. Shaunnessy	65,401	74,999	—	140,400

__________

(1)	The amounts shown in this column represent the aggregate grant date fair value of awards for the fiscal year ended December 31, 2023, calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used in the calculation of these amounts, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)	At December 31, 2023, (i) Dr. Braunlich had an aggregate of 41,808 unexercised stock options outstanding, (ii) Ms. Marshall had an aggregate of 39,008 unexercised stock options outstanding, (iii) Mr. Adams had an aggregate of 22,650 unexercised stock options outstanding, (iii) each of Mr. Green and Mr. Shaunnessy had an aggregate of 8,000 unexercised stock options outstanding, and (iv) Mr. Hartmeier had an aggregate of 2,000 unexercised stock options outstanding.

________________________________________

INFORMATION CONCERNING EXECUTIVE OFFICERS

________________________________________

The following table sets forth certain information with respect to our current executive officers and lists their current titles. Summaries of the background and experience of Ms. Guidroz and Mr. Ferrucci are set forth in the paragraphs following the table. The background and experience of Mr. Lee and Mr. Fanger are described above in the section titled “Proposal One: Election of Directors.” Our executive officers serve at the discretion of the Board.

Name	Age	Position
Daniel R. Lee	67	Director, President and Chief Executive Officer
Lewis A. Fanger	46	Director, Senior Vice President, Chief Financial Officer and Treasurer
John Ferrucci	73	Senior Vice President and Chief Operating Officer
Elaine L. Guidroz	46	Senior Vice President, Secretary and General Counsel

John Ferrucci was appointed as our Senior Vice President and Chief Operating Officer in February 2022. Mr. Ferrucci also serves as the General Manager of Silver Slipper Casino Hotel, a position he has held since its opening in 2006. Mr. Ferrucci began his career at Harrah’s Atlantic City as a table games dealer, working his way up to a casino credit executive. He subsequently served as casino manager for Lucayan Beach Resort and Casino in the Bahamas before moving to Mississippi, where he opened both the Grand Casino in Gulfport and the Grand Casino in Biloxi. In 1996, Mr. Ferrucci became the general manager of the New Palace Casino in Biloxi before returning to the Northeast to help develop and open a Native American casino. In 2000, Mr. Ferrucci became Vice President and General Manager of Casino Magic Biloxi, which was the first casino hotel in Mississippi to receive the AAA Four-Diamond Service Award. In 2004, Mr. Ferrucci joined the development team for the Company’s Silver Slipper property, where he worked with architects, engineers and designers to help develop and open the property, including the subsequent addition of a 129-guestroom hotel in 2015. Mr. Ferrucci is a graduate of Trenton State College in New Jersey, where he received his Bachelor of Science degree in marketing and a Master of Education degree.

Elaine L. Guidroz was appointed as our Compliance Officer in November 2012 and as our Secretary in December 2012. She has served as our General Counsel since January 2013. Prior to serving as General Counsel, Ms. Guidroz served as Associate General Counsel since February 2012. Ms. Guidroz began her gaming career in 2004 where she served as In-House Counsel to Grand Victoria Casino & Resort, owned and managed by Hyatt Gaming Management, Inc. From 2006 through 2011, Ms. Guidroz served as General Counsel and Compliance Officer to Grand Victoria Casino & Resort. Prior to joining Grand Victoria, Ms. Guidroz was in private practice in Indianapolis, Indiana, where she focused primarily on insurance defense matters. Ms. Guidroz received her Doctor of Jurisprudence (J.D.), magna cum laude, from Indiana University’s McKinney School of Law. Ms. Guidroz also holds a Masters of Business Administration from Xavier University’s Williams College of Business, and a Bachelor of Arts from the University of North Carolina-Chapel Hill. Ms. Guidroz is admitted to practice law in the states of Indiana and Kentucky.

________________________________________

EXECUTIVE COMPENSATION

________________________________________

We are constantly seeking to improve our policies and practices. We regularly meet with our shareholders, seeking their input on a broad variety of topics, including executive compensation. While we did not receive any negative feedback regarding executive compensation as a result of those outreach efforts in 2023, we nonetheless continue to seek ways to improve our compensation program. For example, in 2021, we adopted stock ownership guidelines for our Board and management team. Items of note include:

●	Under the 2015 Equity Incentive Plan, as amended from time to time (the “2015 Plan”), a double-trigger is required for early vesting of equity and related grants in connection with a change in control. All unvested options that are currently outstanding were issued from the 2015 Plan.
●	We use a formula-based, pay-for-performance approach to management bonuses. Since 2017, our bonus criteria have focused on achievement of a variety of performance goals, including return on invested capital, Adjusted EBITDA, discretionary free cash flow per share, growth rates in performance metrics, and individual goals.
●	Maintenance of a clawback policy, which applies to both cash and stock-based awards.
●	In March 2021, the Board approved stock ownership guidelines for our management team and our Board.
●	In 2023, we again retained an independent third party to provide recommendations regarding our executive compensation.
●	The 2015 Plan prohibits the repricing or exchange of equity-based grants without stockholder approval.
●	The compensation committee is comprised entirely of independent directors.
●	We prohibit the hedging of our securities by members of our Board, our officers, and other insiders.
●	We prohibit the purchase of our securities on margin or the holding of our securities in a margin account.
●	We prohibit the pledging of our securities as collateral for a loan.

2023 was an important milestone year for our company. Some of our notable accomplishments during 2023 include:

●	In February 2023, we began the phased opening of American Place, our new casino located in Waukegan, Illinois. American Place opened its final amenity, a high-end dinner venue, in February 2024.
●	In December 2023, we began the phased opening of Chamonix Casino Hotel, our destination casino located in Cripple Creek, Colorado. Currently, Chamonix’s casino, 300-guestroom hotel, and parking garage are open to the public. We expect to complete the opening of Chamonix during 2024.
●	Total revenue increased to $241.1 million in 2023, a 47.6% increase from $163.3 million in the prior year.
●	Adjusted EBITDA increased to $48.6 million in 2023, rising 51.1% from $32.1 million in the prior year.
●	At December 31, 2023, the three-year and five-year shareholder return for our stock was 36.6% and 165.8%, respectively.

Stock Ownership Guidelines

We believe that ownership in the Company by our executive management team, including our named executive officers, is an important tool to align the interests of our management team with the long-term best interests of our stockholders. Accordingly, in March 2021, the Board approved stock ownership guidelines for our management team and our Board, as detailed in the table below:

Title	Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer	3x
Other Named Executive Officers	2x
Independent Directors	2x Annual Cash Retainer

For purposes of determining a participant’s stock ownership level, the following items are included in the calculation of beneficial ownership: shares purchased on the open market or in private transactions; shares that are derived from vested equity awards, including vested restricted stock, stock-settled restricted stock units (RSUs), and exercised stock options; vested shares held in a 401(k) plan or other similar plan; and vested, but unexercised, stock options that are “in-the-money,” where the fair market value of a share of the company’s stock exceeds the exercise or strike price of the option.

Upon the adoption of these new guidelines, management and directors were given a period of three years to meet their minimum stock ownership levels. Newly-appointed directors and management members will have a five-year period from their date of joining the Company to meet their minimum stock ownership levels. As of the record date, all of our Named Executive Officers and all directors of our Board exceeded the minimum stock ownership guidelines except Mr. Ferrucci, who was appointed our Chief Operating Officer in February 2022, and Ms. Handler, who joined our Board in May 2022.

Annual Incentive Plan

Our compensation committee adopted the Full House Resorts, Inc. Annual Incentive Plan for Executives (the “Annual Incentive Plan”), effective as of January 1, 2017. The Annual Incentive Plan is a short-term incentive plan designed to reward our executives for achieving pre-established corporate performance goals during a given performance period. The purpose of the Annual Incentive Plan is to provide an incentive for superior performance, to motivate participating executives toward the highest levels of achievement and business results, to tie management’s goals and interests with our stockholders’ goals, and to enable us to attract and retain highly qualified executives. Any bonus awards under the Annual Incentive Plan are payable in cash or common stock (or any combination of cash or common stock), and any portion of such bonus award payable in the form of our common stock will be subject to the terms and conditions (including the applicable share limitations) of our 2015 Plan, or any other plan adopted by us pursuant to which shares of common stock may be granted.

Participation in the Annual Incentive Plan includes our named executive officers (our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer), as well as any other individuals as determined by the compensation committee in its discretion.

Annual Incentive Awards

For 2023, the Compensation Committee approved two performance metrics for evaluating annual incentive bonus payouts under the Annual Incentive Plan: Adjusted EBITDA and individual qualitative goals. The total annual incentive bonus payout for those two metrics could not exceed, as a percentage of base salary: 175% for Mr. Lee, 125% for Mr. Fanger, and 100% for Mr. Ferrucci.

Goal 1: Adjusted EBITDA.  The criteria for Adjusted EBITDA in 2023 were:

Named Executive Officer	Threshold	Target	Maximum
All NEOs	$50 Million	$60 Million	$70 Million

Award payout levels, as a percentage of base salary, for meeting Adjusted EBITDA goals were:

Named Executive Officer	Threshold	Target	Maximum
Daniel R. Lee	25%	80%	175%
Lewis A. Fanger	25%	75%	125%
John Ferrucci	25%	75%	100%

As previously stated, Adjusted EBITDA in 2023 was $48.6 million, a 51.1% increase from $32.1 million in 2022. Despite significant growth in Adjusted EBITDA, the Compensation Committee did not approve the payout of any bonus amounts to our named executive officers related to this metric, as Adjusted EBITDA did not exceed the threshold level for 2023.

Goal 2: Individual Qualitative Goals.  During 2023, we made significant progress in our efforts to advance our growth strategies. These included the development and opening of the temporary American Place facility in February 2023, the opening of Chamonix in December 2023, and our continued focus on overall liquidity. While recognized for these important contributions, management elected to forego any payouts related to qualitative goals while operations at American Place and Chamonix continue their expected ramp up. Award payout levels, as a percentage of base salary, for individual qualitative goals were:

Named Executive Officer	Threshold	Target	Maximum
Daniel R. Lee	10%	40%	40%
Lewis A. Fanger	10%	20%	30%
John Ferrucci	10%	20%	30%

Independent Compensation Study

In 2021, AETHOS provided recommended updates to our compensation peer group, reflecting our recent growth and future growth plans. The updated peer group consisted of: Accel Entertainment, Bally’s, Century Casinos, Everi Holdings, Golden Entertainment, Inspired Entertainment, Lindblad Expeditions, Monarch Casino and Resort, Playa Hotels & Resorts, PlayAGS, Red Rock Resorts, and Rush Street Interactive. We maintained this peer group in 2023.

Equity Awards

AETHOS also provided recommendations for compensation programs to the Compensation Committee. Among such recommendations was an increase in the usage of “at-risk” compensation for our officers. As a result, we began issuing performance-based shares in 2021. Recent performance-based awards include:

●	In connection with his employment agreement dated December 31, 2020, Mr. Lee was issued 40,541 performance-based shares on January 3, 2023, with the vesting of such shares based on the compounded annual growth rate of the Company’s Adjusted EBITDA and Free Cash Flow Per Share, as defined, for the three-year periods ending December 31, 2023, December 31, 2024, and December 31, 2025.
●	Mr. Fanger was issued 35,895 performance-based shares on May 18, 2023, with vesting conditions similar to those of Mr. Lee’s January 2023 grant described above.
●	Mr. Ferrucci was issued 13,514 performance-based shares on May 18, 2023, with vesting conditions similar to those of Mr. Lee’s January 2023 grant described above.
●	Mr. Lee was issued 58,252 performance-based shares on January 2, 2024, with the vesting of such shares based on the compounded annual growth rate of the Company’s Adjusted EBITDA and Free Cash Flow Per Share, as defined, for the three-year periods ending December 31, 2024, December 31, 2025, and December 31, 2026.

In April 2024, the Compensation Committee approved the satisfaction of performance criteria related to our operations in 2023. Such performance measures involved multi-year growth rates for EBITDA and free cash flow per share. As a result, a total of 114,007 shares either vested, or will vest, on the anniversary date of their grant. This total includes 45,299 performance shares previously granted to Mr. Lee, 28,000 performance shares previously granted to Mr. Fanger, and 6,417 performance shares previously granted to Mr. Ferrucci.

The Compensation Committee has historically also issued stock option awards, as it believes that a significant component of the compensation paid to our executives over the long-term should be equity-based compensation. It also believes that stock price appreciation and stock ownership in us are valuable incentives to our executives. Accordingly, our executives are granted equity awards to align their interests with those of our stockholders and to encourage them to manage us in our best long-term interests. We endeavor to make annual equity awards to its management team. Recent stock option awards include:

●	In connection with his employment agreement dated December 31, 2020, on January 3, 2023, Mr. Lee received a non-qualified stock option to purchase 62,578 shares of common stock pursuant to the 2015 Plan at an exercise price per share of $7.40, the closing price of our stock on that day. This stock option grant will vest with respect to 1/3 of the total number of shares underlying the stock option on each anniversary of January 3, 2023. Also in connection with his employment agreement, on January 2, 2024, Mr. Lee received a non-qualified stock option to purchase 87,822 shares of common stock pursuant to the 2015 Plan at an exercise price per share of $5.15, the closing price of our stock on that day. This stock option grant will vest with respect to 1/3 of the total number of shares underlying the stock option on each anniversary of January 2, 2024.
●	On May 18, 2023, Mr. Fanger received a non-qualified stock option to purchase 55,397 shares of common stock and Mr. Ferrucci received a non-qualified stock option to purchase 20,855 shares of common stock pursuant to the 2015 Plan, all at an exercise price per share of $7.40, the closing price of our stock on that day. These stock option grants will vest with respect to 1/3 of the total number of shares underlying the stock options on each anniversary of May 18, 2023, subject to each executive’s continued service with us through the applicable vesting date.

SUMMARY COMPENSATION TABLE

The following table summarizes the “total compensation” of: (i) our Chief Executive Officer, and (ii) our two most highly compensated executive officers that served in such capacities at the end of 2023.

Name and						Non-Equity	All
Principal				Stock	Option	Incentive Plan	Other
Positions	Year	Salary	Bonus	Awards(1)(2)	Awards(2)	Compensation	Compensation(3)	Total
Daniel R. Lee	2023	$600,000	$—	$300,003	$299,999	$—	$48,008	$1,248,010
Director,	2022	600,000	—	300,003	299,998	240,000	46,528	1,486,529
President and
Chief Executive
Officer
Lewis A. Fanger(4)	2023	425,000	—	265,623	265,629	—	10,097	966,349
Director, Senior	2022	387,115	100,000	265,626	267,457	127,500	9,569	1,157,267
Vice President,
Chief Financial
Officer and
Treasurer
John Ferrucci(5)	2023	400,000	—	100,004	100,000	—	—	600,004
Senior Vice	2022	379,864	—	50,000	397,794	120,000	—	947,658
President,
and Chief
Operating Officer

__________

(1)	Amounts include grants that vest based on specified performance criteria and reflect 100% of the aggregate grant date fair value.
(2)	Amounts reflect the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for each of the years ended December 31, 2023 and 2022.
(3)	For 2023, this amount includes $13,862 for life and disability insurance, $27,546 for health care and related costs, and $6,600 in 401(k) matching contributions, in each case paid on behalf of Mr. Lee; and $3,497 for life and disability insurance and $6,600 in 401(k) matching contributions, in each case paid on behalf of Mr. Fanger.
(4)	Mr. Fanger’s base salary was increased from $325,000 to $425,000 in May 2022.
(5)	Mr. Ferrucci’s base salary was increased from $278,250 to $400,000 upon his appointment as our Chief Operating Officer in February 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity award grants held at December 31, 2023 by each named executive officer.

	Option Awards (a)						Stock Awards (a)
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
		Number of	Number of				Unearned	Unearned
		Securities	Securities				Shares,	Shares,
		Underlying	Underlying				Units or	Units or
		Unexercised	Unexercised		Option	Option	Other Rights	Other Rights
	Grant	Options (#)	Options (#)		Exercise	Expiration	That Have	That Have
Name	Date	Exercisable	Not Exercisable		Price ($)	Date	Not Vested (#)	Not Vested ($)
Daniel R. Lee	11/28/2014	943,834	―		1.25	11/28/2024	―	―
	5/10/2016	100,000	―		1.70	5/10/2026	―	―
	5/24/2017	240,000	―		2.32	5/24/2027	―	―
	9/10/2019	100,000	―		1.97	9/10/2029	―	―
	6/11/2020	100,000	―		1.73	6/11/2030	―	―
	1/7/2021	82,746	41,374	(b)	3.93	1/7/2031	23,325 (c)	125,255 (d)
	1/3/2022	13,980	27,959	(e)	11.82	1/3/2032	16,921 (f)	90,866 (d)
	1/3/2023	―	62,578	(g)	7.40	1/3/2033	40,541 (h)	217,705 (d)
Lewis A. Fanger	1/30/2015	250,000	―		1.37	1/30/2025	―	―
	5/10/2016	50,000	―		1.70	5/10/2026	―	―
	5/22/2017	25,000	―		2.32	5/22/2027	―	―
	5/17/2019	100,000	―		2.23	5/17/2029	―	―
	6/11/2020	50,000	―		1.73	6/11/2030	―	―
	5/19/2021	11,000	5,500	(i)	9.52	5/19/2031	2,917 (j)	15,664 (d)
	5/19/2022	20,863	41,725	(k)	6.75	5/19/2032	26,235 (l)	140,882 (d)
	5/18/2023	―	55,397	(m)	7.40	5/18/2033	35,895 (n)	192,756 (d)
John Ferrucci	5/5/2015	20,000	―		1.51	5/5/2025	―	―
	9/10/2019	30,000	―		1.97	9/10/2029	―	―
	6/11/2020	30,000	―		1.73	6/11/2030	―	―
	5/19/2021	20,000	10,000	(i)	9.52	5/19/2031	―	―
	3/14/2022	16,667	33,333	(o)	8.72	3/14/2032	3,823 (p)	20,530 (d)
	5/19/2022	10,000	20,000	(k)	6.75	5/19/2032	―	―
	5/18/2023	―	20,855	(m)	7.40	5/18/2033	13,514 (n)	72,570 (d)

__________

(a)	The option and stock awards were granted pursuant to the 2015 Plan, except for certain option awards granted as inducement awards outside of the stockholder-approved plans to Messrs. Lee and Fanger upon their hiring (see the Equity Compensation Plan Information table below).
(b)	The vesting date of the remaining options is January 7, 2024.
(c)	The vesting date of the remaining restricted stock is January 7, 2024, subject to the achievement of certain performance-based criteria, including annual growth rates of EBITDA and free cash flow per share.

(d)	The market value reported reflects the number of unvested shares of restricted stock multiplied by $5.37 per share, the closing price of our common stock on Nasdaq on December 29, 2023, the last business day of fiscal 2023.
(e)	The vesting dates of the remaining options are January 3, 2024 and January 3, 2025.
(f)	The vesting dates of the remained restricted stock are January 3, 2024 and January 3, 2024, subject to the achievement of certain performance-based criteria, including annual growth rates of EBITDA and free cash flow per share.
(g)	The options vest in three equal annual installments beginning on January 3, 2024.
(h)	The restricted stock will vest in three equal annual amounts beginning on January 3, 2024, subject to the achievement of certain performance-based criteria, including annual growth rates of EBITDA and free cash flow per share.
(i)	The vesting date of the remaining options is May 19, 2024.
(j)	The vesting date of the remaining restricted stock is May 19, 2024, subject to the achievement of certain performance-based criteria, including annual growth rates of EBITDA and free cash flow per share.
(k)	The vesting dates of the remaining options are May 19, 2024 and May 19, 2025.
(l)	The vesting dates of the remaining restricted stock are May 19, 2024 and May 19, 2025, subject to the achievement of certain performance-based criteria, including annual growth rates of EBITDA and free cash flow per share.
(m)	The options vest in three equal annual installments beginning on May 18, 2024.
(n)	The restricted stock will vest in three equal annual amounts beginning on May 18, 2024, subject to the achievement of certain performance-based criteria, including annual growth rates of EBITDA and free cash flow per share.
(o)	The vesting dates of the remaining options are March 14, 2024 and March 14, 2025.
(p)	The vesting dates of the remaining restricted stock are March 14, 2024 and March 14, 2025, subject to the achievement of certain performance-based criteria, including annual growth rates of EBITDA and free cash flow per share.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2023, about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plan
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights(1)	reflected in column (a))
Equity compensation plans approved by security holders(2)	2,872,227(3)	$4.13	671,041
Equity compensation plans not approved by security holders(4)	1,193,834	1.28	—
Total	4,066,061	$3.22	671,041

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(1)	Weighted-average exercise price does not include outstanding restricted shares or performance shares, which are exercisable for zero consideration.
(2)	These shares were available for future issuance under our 2015 Plan. As of March 12, 2024, there were 524,967 shares of common stock available for future issuance under the 2015 Plan.
(3)	Includes outstanding options to purchase shares, outstanding and unvested restricted shares, and outstanding and unvested performance shares issued under our 2015 Plan.
(4)	Pursuant to Mr. Lee’s original employment agreement and the Fanger Employment Agreement (defined below), respectively, (i) in November 2014, Mr. Lee was granted a nonqualified stock option to purchase 943,834 shares of our common stock, and (ii) in January 2015, Mr. Fanger was granted a nonqualified stock option to purchase 300,000 shares of our common stock. In each case, the stock option was issued as a standalone “employee inducement award” outside of the 2015 Plan, as part of their recruitment for senior executive positions within the Company. Both of these stock option grants have fully vested.

Retirement Benefits

The named executive officers are eligible to participate in our retirement program on the same terms as generally available to substantially all of our full-time employees. This retirement program consists of a 401(k) plan and matching contributions.

Employment Agreements

Daniel R. Lee

On December 31, 2020, we entered into a new employment agreement with Mr. Lee pursuant to which Mr. Lee serves as our Chief Executive Officer (the “Lee Employment Agreement”). The Lee Employment Agreement was effective as of December 31, 2020, and expires on December 31, 2025, unless earlier terminated.

The Lee Employment Agreement currently provides for an annual base salary of $600,000 for calendar year 2022. For the calendar years 2023, 2024 and 2025, we will endeavor to pay Mr. Lee a base salary within the 50th percentile of chief executive officers for public companies that are identified as peer companies reasonably chosen by the compensation committee. The Lee Employment Agreement also provides the opportunity to earn cash bonuses, including Specific Milestone Bonuses and Annual Bonuses (as defined in the Lee Employment Agreement). Pursuant to the Lee Employment Agreement, Mr. Lee is entitled to (i) participate in customary health, welfare and fringe benefit plans at our sole expense, and (ii) company-paid life insurance and long-term disability policies, each covering $600,000.

Lewis A. Fanger

On May 19, 2022, we entered into a new employment agreement with Mr. Fanger pursuant to which Mr. Fanger continues to serve as our Senior Vice President, Chief Financial Officer and Treasurer through May 19, 2025 (the “Fanger Employment Agreement”).

The Fanger Employment Agreement currently provides for an annual base salary of $425,000 and his appointment to the Board. He also has an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and Company-based performance criteria established by our Board or compensation committee in consultation with the Chief Executive Officer, as applicable. In addition, Mr. Fanger is entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $425,000.

John Ferrucci

On April 11, 2022, we entered into an employment agreement with Mr. Ferrucci, pursuant to which Mr. Ferrucci serves as our Senior Vice President and Chief Operating Officer (the “Ferrucci Employment Agreement”). The Ferrucci Employment Agreement expires on April 11, 2025, unless earlier terminated.

The Ferrucci Employment Agreement currently provides for an annual base salary of $400,000, and an opportunity to earn an annual cash bonus in an amount determined at the discretion of our Board or the compensation committee in consultation with the Chief Executive Officer. In addition, pursuant to the Ferrucci Employment Agreement, Mr. Ferrucci is also entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $400,000.

Payments Upon Termination

Upon termination of the employment of Mr. Lee, Mr. Fanger or Mr. Ferrucci (each, an “Executive”) for any reason, he will be entitled to receive all earned but unpaid salary, accrued but unused vacation benefits and unpaid expenses through the termination date. In addition, the Lee Employment Agreement, the Fanger Employment Agreement and the Ferrucci Employment Agreement provide for the following payments and benefits in the event of termination of the Executive’s employment for the following reasons:

Termination without Cause or by Executive for Good Reason

●	For Mr. Lee, (a) cash severance in an amount equal to one-year’s base salary plus his target bonus, payable in substantially equal installments in accordance with our normal payroll procedures; (b) a pro rata bonus for the year in which the termination occurs, to be paid immediately following the filing of our Annual Report on Form 10-K for that year on the basis of what would have been paid had Mr. Lee been employed for the entire year; and (c) continued health, life and disability insurance coverage for the period set forth therein.
●	For Mr. Fanger and Mr. Ferrucci, cash severance in aggregate amount equal to (i) a pro-rata annual bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) one year’s base salary payable in substantially equal installments for one year after the termination date in accordance with our normal payroll procedures or, if the termination occurs within six months following a Change in Control that constitutes a “change in control event” within the meaning of Section 409A, payable in a lump sum;
●	For Mr. Fanger and Mr. Ferrucci, any unpaid annual bonus for the calendar year prior to the year of termination, payable in a lump sum on the same date that bonuses are paid to our other senior executives, but no later than March 15 of the year following termination;
●	Company-paid health benefits coverage for the Executive and his or her dependents and life and disability insurance coverage for the Executive for one year after the termination date (in the case of Mr. Lee, until the later of December 31, 2025 and the first anniversary of the termination date), unless covered by another group health plan or group disability plan; and
●	Full accelerated vesting of all outstanding stock options held by the Executive on the termination dates.

Definitions

“Cause” under the Lee Employment Agreement, the Fanger Employment Agreement and the Ferrucci Employment Agreement means:

i.	Failure to Perform Duties. If the Executive neglects to perform the material duties of his or her employment in a professional and businesslike manner after having received written notice specifying such failure to perform and after the expiration of a period providing a reasonable opportunity to perform such duties.
ii.	Willful Breach. If the Executive willfully commits a material breach of the agreement or a material willful breach of his or her fiduciary duty to us.
iii.	Wrongful Acts. If the Executive is convicted of a felony involving acts of moral turpitude (for Mr. Lee, any felony or a plea of nolo contendere (or similar plea)) or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against us (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on us).
iv.	Disability. If the Executive is physically or mentally disabled from the performance of a major portion of his or her duties for a continuous period of 120 days or greater.
v.	Failure To Be Licensed. If the Executive fails to be licensed in all jurisdictions in which we or our subsidiaries have gaming facilities by the required date, or if any of such licenses are revoked or suspended.
vi.	Executive dies.

“Good Reason” means:

i.	Lee Employment Agreement. “Good Reason” means (a) a material breach of the agreement by us (including any material reduction in Mr. Lee’s authority or duties), or any relocation of Mr. Lee’s principal place of business outside the greater Las Vegas metropolitan areas (without his consent) and our failure to remedy such breach within thirty days after written notice; (b) a termination of employment by Mr. Lee for any reason within thirty (30) days following a Board Stalemate, where a “Board Stalemate” occurs if, during the term, (i) Mr. Lee nominates up to two existing Board members to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) either of Mr. Lee’s nominees and (ii) thereafter, Mr. Lee nominates himself to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) Mr. Lee as Chairman; (c) if insufficient shares are available under the 2015 Plan to be issued as equity incentive grants, the failure of us and Mr. Lee to agree in good faith to an equitable substitute compensation if our stockholders do not approve an amendment to the 2015 Plan to increase the authorized shares under the 2015 Plan; or (d) a requirement that Mr. Lee report to a corporate officer or employee of ours instead of reporting directly to the Board (or if we have a parent corporation, a requirement that Mr. Lee report to any individual or entity other than the board of our ultimate parent corporation).
ii.	Fanger Employment Agreement. “Good Reason” means a material breach of the agreement by us (including any material reduction in the compensation, authority or duties of the Executive in which the Executive no longer holds his title of a publicly-held company), or in which he can no longer maintain an office at our principal place of business in the greater Las Vegas metropolitan areas (without his consent), and if we fail to remedy such breach within thirty days after written notice.
iii.	Ferrucci Employment Agreement. “Good Reason” means a material breach of the agreement by us (including any material reduction in the compensation, authority or duties of the Executive in which the Executive no longer holds his title of a publicly-held company) and if we fail to remedy such breach within thirty days after written notice.

“Change in Control” under the Lee Agreement means:

i.	the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by us or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offer or do not recommend such stockholders accept;
ii.	a change in the composition of the Board over a period of twelve months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;
iii.	the sale, transfer or other disposition of all or substantially all of our assets;
iv.	any merger, consolidation or other similar Change in Control (or series of related transactions) involving us unless the holders of the majority of the total combined voting power of our securities outstanding immediately prior to such merger, consolidation or other transaction possess more than 50% of the total combined voting power of the securities of the surviving entity that are outstanding immediately after such merger, consolidation or other Change in Control; or
v.	our dissolution or liquidation.

Termination due to Death or Disability

Upon termination of employment of Mr. Lee due to death or disability, in addition to benefits under the life and long-term disability insurance policies, as applicable, Mr. Lee or his estate shall receive an amount equal to one year’s salary at the then-current rate, to be paid at monthly intervals.  Mr. Lee or his estate shall also be paid a pro rata bonus for the current year, to be paid not more than 15 days following the filing of our Annual Report on Form 10-K for the applicable year.  In all cases, these amounts will be satisfied first through the payment of the insurance policies provided by us pursuant to the Lee Employment Agreement, and if the insurance policies are insufficient to satisfy the amounts owed, then we shall be liable for the remainder.  Upon termination of employment of Mr. Fanger or Mr. Ferrucci due to death or disability, in addition to benefits under the life and long-term disability insurance policies, as applicable, they will be entitled to accelerated vesting of all outstanding stock options held on the termination date that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its terms. In the case of Mr. Lee, all vested and outstanding stock options held by him on the termination date may be exercised, however, the unvested portion of each stock option will terminate.

Termination for Cause

Upon termination for Cause, each Executive will be entitled to exercise any vested options.  Each Executive’s right to receive the severance payments and benefits (either in connection with a Change in Control or outside the Change in Control context) described above is subject to the delivery of an effective mutual general release of claims. Each of the employment agreements with our Executives contains confidentiality, non-solicitation, non-hire and non-competition provisions.

Subject to exceptions or conditions in the Lee Employment Agreement, (i) upon a termination of Mr. Lee’s employment for Cause or by Mr. Lee without Good Reason the non-competition covenant will continue to apply for one year, (ii) upon a termination of Mr. Lee’s employment without Cause or by Mr. Lee with Good Reason the non-competition covenant will continue to apply for six months; and (iii) upon termination of Mr. Lee’s employment for any reason, the non-hire covenant will continue to apply for one year.  Upon a termination of the Mr. Fanger’s or Mr. Ferrucci’s employment for Cause or by them without Good Reason, the non-competition and non-hire covenants will continue to apply for one year, subject to exceptions or conditions in the Fanger Employment Agreement or the Ferrucci Employment Agreement, respectively.

Upon a termination of Executive’s employment for any reason (or after the term of each Executive’s employment agreement), the non-solicitation covenant will continue to apply for one year.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K under the Exchange Act (“Regulation S-K”), we are providing the following information about the relationship of the annual total compensation of Mr. Lee, our President and Chief Executive Officer, and the annual total compensation of our median employee. Using the methodology described below, we determined that the total annual compensation of our median employee, excluding our Chief Executive Officer, was $26,796. The annual total compensation of our Chief Executive Officer was $1,248,010. Based upon the calculation of compensation for both our Chief Executive Officer and our median employee, the ratio of Chief Executive Officer pay to median employee pay for 2023 was 47-to-1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the annual total compensation of our median employee, we took the following steps:

●	We identified our median employee using payroll compensation consistent with what is reported on each employee’s W-2, Box 1 as of December 31, 2023 for all individuals, excluding our Chief Executive Officer, who were employed by us on such date. There were 1,799 total employees in such group, excluding our Chief Executive Officer. Total annual compensation was calculated using all pay periods between January 1, 2023 and December 31, 2023.
●	We did not make any assumptions or estimates with respect to total annual compensation.
●	In accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, we then calculated the total annual compensation for the median employee for 2023. We compared such amount to the annual total compensation of our Chief Executive Officer for 2023, as set forth in the “Total” column of the Summary Compensation Table included in this proxy statement.

Because the SEC rules for identifying the median of the annual total compensation of a company’s employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies may have employees in other countries, have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PAY VERSUS PERFORMANCE

The following information provides detail on the relationship between executive compensation actually paid and certain financial performance metrics. For additional information on how the Company aligns executive compensation with Company performance, see “Executive Compensation ─ Annual Incentive Awards.”

Pay Versus Performance
Value of
$100
Initial
Investment
Based on:
Average
			Summary	Average
			Compensation	Compensation
			Table Total	Actually Paid
	Summary		for Non-CEO	to Non-CEO		Net
	Compensation	Compensation	Named	Named	Total	(Loss) /
	Table Total for	Actually Paid	Executive	Executive	Shareholder	Income
Year	CEO	to CEO(1)	Officers(2)	Officers(3)	Return(4)	(in thousands)
2023	$1,248,010	$841,840	$783,176	$550,263	$136.64	$(24,904)
2022	1,486,529	61,781	1,052,463	743,139	191.35	(14,804)
2021	2,571,232	4,736,519	864,653	1,516,150	308.14	11,706

__________

(1)	Compensation actually paid to Mr. Lee for each of the fiscal years reported is calculated as follows:

	2023	2022	2021
Total compensation reported in Summary Compensation Table	$1,248,010	$1,486,529	$2,571,232
Less: Grant date fair value of equity awarded in current year(a)	(600,002)	(600,001)	(1,005,150)
Plus:
Fair value as of December 31 of awards granted during and outstanding at the end of the fiscal year	416,495	363,541	2,039,570
Change in fair value of outstanding awards granted in prior fiscal years(b)	(208,454)	(775,963)	790,333
Vesting date fair value of equity awards granted and vested during the fiscal year	—	—	—
Change in fair value of awards granted in prior fiscal years and vested during the covered fiscal year(c)	(14,209)	(412,325)	340,534
Earnings paid on unvested awards for dividends or other earnings	—	—	—
Less: Fair value as of December 31 of awards granted in prior fiscal years that did not meet vesting conditions	—	—	—
Compensation actually paid(d)	$841,840	$61,781	$4,736,519

__________

(a)	Includes time-based options and performance-based restricted shares, which do not vest during the fiscal year awarded.

(b)	Change in fair value from December 31 of the covered fiscal year compared to December 31 of the prior fiscal year. Each performance share included as part of the calculation represents a contingent right to receive one share of common stock, subject to satisfaction of certain performance metrics and vesting requirement. Amounts reported assume the performance metrics will be achieved at the target performance level, which is the most probable outcome as of the end of the fiscal year, unless otherwise noted. Interim values based on assumption of the most probable outcome may not ultimately reflect actual payouts.
(c)	Change in fair value from vesting date compared to December 31 of the prior fiscal year.
(d)	The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(2)	Named Executive Officers in the calculation for each of the fiscal years reported are as follows:

Year	Non-CEO NEOs
2022 & 2023	Lewis A. Fanger and John Ferrucci
2021	Lewis A. Fanger and Elaine L. Guidroz

(3)	Average compensation actually paid to non-CEO named executive officers reported on an average basis is calculated as follows:

	2023	2022	2021
Total compensation reported in Summary Compensation Table	$783,176	$1,052,463	$864,653
Less: Grant date fair value of equity awarded in current year(a)	(365,628)	(490,439)	(158,765)
Plus:
Fair value as of December 31 of awards granted during and outstanding at the end of the fiscal year	254,590	515,450	211,705
Change in fair value of outstanding awards granted in prior fiscal years(b)	(129,760)	(128,828)	380,648
Vesting date fair value of equity awards granted and vested during the fiscal year	—	—	—
Change in fair value of awards granted in prior fiscal years and vested during the covered fiscal year(c)	7,885	(205,507)	217,909
Earnings paid on unvested awards for dividends or other earnings	—	—	—
Less: Fair value as of December 31 of awards granted in prior fiscal years that did not meet vesting conditions	—	—	—
Compensation actually paid(d)	$550,263	$743,139	$1,516,150

__________

(a)	Includes time-based options and performance-based restricted shares, which do not vest during the fiscal year awarded.
(b)	Change in fair value from December 31 of the covered fiscal year compared to December 31 of the prior fiscal year. Each performance share included as part of the calculation represents a contingent right to receive one share of common stock, subject to satisfaction of certain performance metrics and vesting requirement. Amounts reported assume the performance metrics will be achieved at the target performance level, which is the most probable outcome as of the end of the fiscal year, unless otherwise noted. Interim values based on assumption of the most probable outcome may not ultimately reflect actual payouts.
(c)	Change in fair value from vesting date compared to December 31 of the prior fiscal year.
(d)	The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(4)	Assumes $100 was invested on December 31, 2020.

Information Presented in the Pay versus Performance Table

We seek to align executive interests with all stakeholders by setting performance measures that provide a clear path to achieving long-term value. Because the Company generally places emphasis on long-term performance, compensation actually paid as disclosed in the table above may not specifically align with achievement of performance measures for a particular year.

Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”)

As described in “Executive Compensation ─ Annual Incentive Awards,” equity awards comprise approximately 48% of our CEO’s compensation awarded during the fiscal year.  These awards consist of performance-based restricted shares and time-based options, which do not vest during the year awarded.  The following graph demonstrates the relationship between compensation actually paid and cumulative TSR considering the Company’s emphasis on long-term equity awards.

Compensation Actually Paid and Net Income

The following table demonstrates the relationship between compensation actually paid and net income, which is not a performance metric used in our overall compensation program. Net income is, however, related to Adjusted EBITDA, which is included in our compensation program.

________________________________________

PROPOSAL Two:

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

________________________________________

The audit committee appoints, compensates and oversees our independent registered public accounting firm. The audit committee engages in a comprehensive evaluation of the independent registered certified public accounting firm’s qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered public accounting firm. The audit committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ended December 31, 2024. Deloitte has served as our independent registered public accounting firm since August 2019. In connection with the selection of Deloitte, the audit committee reviews and negotiates the terms of the engagement letter entered into with Deloitte. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms and responsibilities of each party.

The audit committee and our Board believe that the continued retention of Deloitte as our independent registered public accounting firm is both in our best interests and those of our stockholders. As such, we are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2024. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. The audit committee will consider the outcome of our stockholders’ vote in connection with the audit committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the stockholders’ vote. Even if the selection is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of us and our stockholders.

Representatives of Deloitte are expected to attend the annual meeting. Representatives will have an opportunity to make a statement if they desire to do so, and they plan to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table summarizes the fees for professional audit and other services rendered by Deloitte in 2023 and 2022.

(In thousands)
	2023	2022
Audit fees(1)	$1,252,482	$881,758
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,252,482	$881,758

__________

(1)	These amounts represent fees in connection with the audit of the annual financial statements and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, along with regulatory reporting to state commissions, review of documents filed with the SEC and consents.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditors to provide any audit or permissible non-audit service to us. All of the services provided by our independent auditors during fiscal year 2023, as described above, were approved by the audit committee, and the audit committee believes that the provision of these services is consistent with maintaining the auditors’ independence.

Audit Committee Report

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

The audit committee oversees Full House Resorts, Inc.’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls.

In fulfilling our oversight responsibilities, we reviewed and discussed the financial statements with management. In addition, we discussed with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. The audit committee met at the end of each quarter with management and the independent auditors where we reviewed and approved the quarterly and annual filings.

The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed with the independent auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with maintaining their independence.

Based on our review with management and the independent auditors of Full House Resorts, Inc.’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended that the audited consolidated financial statements be included in Full House Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Michael P. Shaunnessy
Kenneth R. Adams
Kathleen M. Marshall

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2024.

________________________________________

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

________________________________________

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which enacted Section 14A of the Exchange Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the section of this proxy statement titled “Executive Compensation” for details about our executive compensation programs, including information about the 2023 compensation of our named executive officers.

As described under the heading “Corporate Governance,” our compensation committee reviews and makes recommendations to the Board, as appropriate, regarding compensation to be paid to our executive officers and directors. Management provides recommendations to the compensation committee on the amount and type of executive compensation, as well as individual performance objectives for bonuses and incentive compensation. The compensation committee reviews these recommendations, along with information previously provided by an executive employment consultant, to formulate the committee’s recommendations to the Board. The compensation committee determines the achievement of financial and individual performance objectives, based upon which it approves the compensation of the CEO and recommends, for the Board’s approval, the compensation of our other named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation by voting for or against the following resolution (or by abstaining with respect to the resolution).

RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table, other executive compensation tables and related narrative disclosures is hereby APPROVED.

The “Say on Pay” vote is advisory, and therefore not binding on us, the compensation committee or our Board. However, the compensation committee and our Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. The approval of this proposal requires the number of votes cast in favor of this proposal to exceed the number of votes cast in opposition to this proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

________________________________________

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

________________________________________

The following table sets forth information as of the record date concerning the beneficial ownership of our common stock by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;
●	each of our directors and named executive officers; and
●	all of our directors and executive officers as a group.

The address for each of our executive officers and directors is c/o Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135.

	Number of Shares of	Percentage
	Common Stock	of Class
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding(1)
Named Executive Officers and Directors:
Kenneth R. Adams(2)	134,680	*
Carl G. Braunlich(3)	55,526	*
Lewis A. Fanger(4)	708,396	2.0%
Eric J. Green(5)	158,166	*
Lynn M. Handler	7,407	*
Michael A. Hartmeier(6)	76,334	*
Daniel R. Lee(7)	3,102,627	8.5%
Kathleen M. Marshall(8)	62,719	*
Michael P. Shaunnessy(9)	41,616	*
John Ferrucci(10)	147,156	*
All Executive Officers and Directors as a Group (11 Persons)(11)	4,732,221	12.7%

Holding More than 5%:
BlackRock, Inc.(12)	2,202,308	6.4%
The Vanguard Group(13)	1,831,488	5.3%

__________

*	Less than 1% of the outstanding shares of common stock.
(1)	Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days of March 12, 2024, unless otherwise indicated in these footnotes. Any securities outstanding that are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Unless otherwise indicated in the footnotes, each person or entity has sole voting and dispositive power with respect to the shares shown as beneficially owned. The percentages shown are based on 34,590,150 shares of common stock issued and outstanding as of March 12, 2024.

(2)	Includes 22,650 shares which are subject to options that are currently exercisable.
(3)	Includes 41,808 shares which are subject to options that are currently exercisable.
(4)	Includes (a) 201,533 shares owned by Mr. Fanger as of March 12, 2024 and (b) 506,863 shares which are subject to options that are currently exercisable.
(5)	Includes (a) 146,737 shares owned by Mr. Green as of March 12, 2024, (b) 3,429 shares beneficially owned by a family trust for the benefit of Mr. Green’s children, and (c) 8,000 shares which are subject to options that are currently exercisable.
(6)	Includes 2,000 shares which are subject to options that are currently exercisable.
(7)	Includes (a) 1,105,950 shares owned by Mr. Lee as of March 12, 2024, (b) 45,299 shares of restricted stock that vest within 60 days of March 12, 2024, (c) 1,656,772 shares which are subject to options that are currently exercisable, (d) 132,945 shares beneficially owned by a subtrust for the benefit of Mr. Lee’s children, (e) 145,735 shares beneficially owned by a family trust for the benefit of Mr. Lee’s children, and (f) 15,926 shares beneficially owned by an account for the benefit of Mr. Lee’s daughter previously established pursuant to the Massachusetts Uniform Transfer to Minors Act. Mr. Lee has sole voting and dispositive power over these shares.
(8)	Includes 39,008 shares which are subject to options that are currently exercisable.
(9)	Includes 8,000 shares which are subject to options that are currently exercisable.
(10)	Includes (a) 1,911 shares owned by Mr. Ferrucci as of March 12, 2024, (b) 1,912 shares of restricted stock that vest within 60 days of March 12, 2024, and (c) 143,333 shares which are subject to options that are currently exercisable.
(11)	This amount includes an aggregate of 2,640,576 shares issuable pursuant to options that are currently exercisable and 47,211 shares of restricted stock that vest within 60 days of March 12, 2024.
(12)	Based on a Schedule 13G/A filed on January 29, 2024 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(13)	Based on a Schedule 13G filed on February 13, 2024 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulations to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) reports were timely filed by our officers, directors and greater than ten percent beneficial owners.

________________________________________

OTHER MATTERS

________________________________________

Information Concerning Stockholder Proposals and Director Nominations

Proposals for Inclusion in the Proxy Statement. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the proxy statement for the 2025 annual meeting of stockholders should submit the proposal in writing to the Secretary, Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135. We must receive a proposal by December 5, 2024.

Proposals Not Included in the Proxy Statement and Nominations for Director. Stockholder proposals not included in our proxy statement and stockholder nominations for director may be brought before an annual meeting of stockholders in accordance with the advance notice procedures described in our By-Laws. In general, notice must be received by the Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., May 9, 2025). For the 2025 annual meeting of stockholders, the Secretary must receive notice of the proposal on or after the close of business on January 9, 2025 and no later than the close of business on February 8, 2025. Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in our By-Laws. If the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, we must receive your notice no later than 10 days following the date of public disclosure of the annual meeting date. The notice must also meet all other requirements contained in Article I, Section 12 of our By-Laws.

Communications with the Board of Directors

Our Board believes it important that interested parties have the opportunity to communicate their concerns directly to our Board. Stockholders may contact or communicate with an individual director or our Board as a group, including the non-employee directors as a group, by addressing a letter to Full House Resorts, Inc., Attention: Board of Directors c/o Secretary, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135; or via email to board@fullhouseresorts.com. Each communication should specify the applicable addressee or addressees to be contacted. The Secretary will forward communications intended for the Board to the Chairman, or, if intended for an individual director, to that director.

Proxy Solicitation Costs

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees or authorized agents may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us to solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine in the future that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

List of Stockholders Entitled to Vote at the Annual Meeting

A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the annual meeting and at the meeting itself for examination by any stockholder for any purpose germane to the meeting. The stockholder list will also be available during the annual meeting for examination by any stockholder at www.virtualshareholdermeeting.com/FLL2024.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

________________________________________

ANNEX 1:

GAAP TO NON-GAAP RECONCILIATIONS

________________________________________

We use Adjusted EBITDA as a measure of our performance. We utilize Adjusted Segment EBITDA as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, certain impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, and non-cash stock-based compensation expense. Adjusted EBITDA information is presented solely as supplemental disclosure to measures reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”) because management believes this measure is (i) a widely used measure of operating performance in the gaming and hospitality industries and (ii) a principal basis for valuation of gaming and hospitality companies. In addition, a version of Adjusted EBITDA (known as Consolidated Cash Flow) is utilized in the covenants within our revolving credit facility agreement, although not necessarily defined in the same way as above. Adjusted EBITDA is not, however, a measure of financial performance or liquidity under GAAP. Accordingly, this measure should be considered supplemental and not a substitute for net income (loss) or cash flows as an indicator of the Company’s operating performance or liquidity.

The following table presents a reconciliation of net loss to Adjusted EBITDA:

(In thousands)	Year Ended
	December 31,
	2023	2022
Net loss	$(24,904)	$(14,804)
Income tax expense (benefit)	1,149	(31)
Interest expense, net	22,977	22,988
Loss on modification of debt	—	4,530
Gain on settlements	(384)	—
Operating (loss) income	(1,162)	12,683
Project development costs, net	53	228
Preopening costs	15,685	9,558
Depreciation and amortization	31,092	7,930
Loss on disposal of assets	7	42
Stock-based compensation	2,882	1,693
Adjusted EBITDA	$48,557	$32,134

The following tables present reconciliations of operating income (loss) to Adjusted Segment EBITDA and Adjusted EBITDA:

Year Ended December 31, 2023
(In thousands)
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$428	$28,593	$7	$—	$10,000	$—	$39,028
West	(5,654)	2,377	—	—	5,685	—	2,408
Contracted Sports Wagering	11,663	—	—	—	—	—	11,663
	6,437	30,970	7	—	15,685	—	53,099
Other operations
Corporate	(7,599)	122	—	53	—	2,882	(4,542)
	$(1,162)	$31,092	$7	$53	$15,685	$2,882	$48,557

Year Ended December 31, 2022
(In thousands)
			Loss /				Adjusted
			(gain)				Segment
	Operating	Depreciation	on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$13,053	$5,150	$47	$—	$8,126	$—	$26,376
West	394	2,399	(5)	—	1,432	—	4,220
Contracted Sports Wagering	7,127	—	—	—	—	—	7,127
	20,574	7,549	42	—	9,558	—	37,723
Other operations
Corporate	(7,891)	381	—	228	—	1,693	(5,589)
	$12,683	$7,930	$42	$228	$9,558	$1,693	$32,134

Front of proxy card

FULL HOUSE RESORTS, INC. ATTN: LEWIS FANGER ONE SUMMERLIN 1980 FESTIVAL PLAZA DRIVE, SUITE 680 LAS VEGAS, NV 89135

 VOTE BY INTERNET

  Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 8, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

   During The Meeting - Go to www.virtualshareholdermeeting.com/FLL2024

 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

 VOTE BY PHONE - 1-800-690-6903

 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m.
 Eastern Time on May 8, 2024. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL

 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
 Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ⌧
				KEEP THIS PORTION FOR YOUR RECORDS
				DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
FULL HOUSE RESORTS, INC.

The Board of Directors recommends you vote FOR each nominee listed on proposal 1.

1. Election of Directors
Nominees:	For	Against	Abstain
1a. Carl G. Braunlich	5	5	5	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

1b. Lewis A. Fanger	5	5	5	2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2024.	5	5	5

1c. Eric J. Green	5	5	5
				3. Advisory vote to approve the compensation of our named executive officers.	5	5	5
1d. Lynn M. Handler	5	5	5

1e. Michael A. Hartmeier	5	5	5	NOTE: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting.

1f. Daniel R. Lee	5	5	5

1g. Kathleen M. Marshall	5	5	5

1h. Michael P. Shaunnessy	5	5	5

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Back of proxy card

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

FULL HOUSE RESORTS, INC.
Annual Meeting of Stockholders
May 9, 2024 10:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Carl G. Braunlich and Daniel R. Lee, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of FULL HOUSE RESORTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Pacific Time, on May 9, 2024, via a live webcast at www.virtualshareholdermeeting.com/FLL2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and according to the discretion of the proxy holders on any other matter that may properly come before the meeting.

Continued and to be signed on reverse side